Exhibit (a)(1)(A)

Domino’s Pizza, Inc.

Offer to purchase for cash

Up to 13,850,000 shares of its common stock

At a per share purchase price not less than $27.50 per share nor greater than $30.00 per share

THE OFFER, PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW YOUR SHARES

WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 9, 2007, UNLESS

THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

As part of a recapitalization plan, Domino’s Pizza, Inc. is:

•	offering to purchase up to 13,850,000 shares of its common stock in a tender offer; and

•	offering to purchase these shares at a price not less than $27.50 nor greater than $30.00 per share in cash, without interest.

•	the other elements of the Recapitalization are described on page i of this offer to purchase.

If you want to tender your shares in the offer, you should:

•	specify the price between $27.50 and $30.00 at which you are willing to tender your shares;

•	specify the number of shares you want to tender; and

•	follow the instructions in this offer to purchase and the related documents, including the accompanying letter of transmittal, to submit your shares.

When the offer expires:

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we will select the lowest purchase price specified by tendering shareholders that will enable us to purchase 13,850,000 shares or, if a lower number of shares are validly tendered, all shares that are validly tendered;

•	all shares acquired in the offer will be acquired at the same purchase price regardless of whether a shareholder tenders any shares at a lower price;

•	if the number of shares tendered at or below the selected price is not more than 13,850,000, we will purchase all these shares tendered at that price;

•

if the number of shares tendered at or below the selected price is more than 13,850,000, we will purchase shares at the selected price on a pro rata basis (subject to the “odd lot” priority) from all shareholders who tendered shares at or below the selected price; and

•

if the number of shares tendered at or below the selected price is more than 13,850,000, we may exercise our right to purchase up to an additional 2% of our outstanding shares without amending or extending the offer.

Our common stock:

•	is listed and traded on the New York Stock Exchange under the symbol “DPZ;” and

•	had a closing price of $28.70 per share on February 6, 2007, the last full trading day before we commenced the offer. We urge you to obtain current market quotations for the shares.

On February 6, 2007, we entered into a repurchase agreement between us and investment funds associated with Bain Capital, LLC under which we agreed that if we purchase more than 11,594,529 shares in the offer, we will repurchase from the investment funds a number of shares such that upon the closing of the repurchase, the investment funds’ collective percentage ownership interest in our total outstanding shares of common stock will equal one-third of our total outstanding shares immediately following the repurchase.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions, some or all of which we may elect to waive as discussed in Section 7, “Conditions of the Offer,” including the receipt of funding sufficient to enable us to pay for the shares purchased in this offer and the notes tendered and consents delivered in our concurrent debt tender offer and consent solicitation, to repay all outstanding borrowings under our senior secured credit facility and to pay related fees and expenses.

Our board of directors has approved this offer. However, none of Domino’s Pizza, Inc., its subsidiaries, our board of directors, the information agent and the dealer managers is making any recommendation to you as to whether you should tender or not tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

This offer to purchase contains important information about the offer, including the risks to non-tendering shareholders beginning on page xv. We urge you to read it in its entirety.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

The Dealer Managers for the offer are:

JPMorgan	Lehman Brothers Inc.	Merrill Lynch & Co.

Offer to Purchase dated February 7, 2007

Important procedures

If you want to tender all or part of your shares, you must do one of the following before the offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you; or

•

if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to American Stock Transfer and Trust Company, the depositary for the offer; or

•

if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this offer to purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

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if you are a participant in the Domino’s Pizza, Inc. 401(k) Savings Plan, which we refer to as the “401(k) Plan,” and you wish to tender any of your shares held in such plan, you must follow the separate instructions and procedures described in Section 3 of this offer to purchase and you must review the separate materials related to the 401(k) Plan enclosed with this offer to purchase.

•

If you hold shares in the Dividend Reinvestment Plan, you may tender such shares by completing and signing a letter of transmittal, including the appropriate section for shares acquired through the Dividend Reinvestment Plan.

•

If you hold shares through the Domino’s Pizza, Inc. 2004 Employee Stock Payroll Deduction Plan, or “ESPDP,” contact Fidelity at (800) 544-9354 prior to completing and signing a letter of transmittal, including the appropriate section for shares acquired through the ESPDP.

If you want to tender your shares, but:

•	your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of the offer; or

•	you cannot comply with the procedure for book-entry transfer by the expiration of the offer; or

•	your other required documents cannot be delivered to the depositary by the expiration of the offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

To tender your shares you must follow the procedures described in this offer to purchase, the letter of transmittal and the other documents related to the offer, including choosing a price at which you wish to tender your shares.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to “Shares Tendered at a Price Determined Pursuant to The Offer” in the section of the letter of transmittal called “Price at Which You Are Tendering.” Accordingly, your tendered shares will be treated the same as shares tendered at the minimum price of $27.50 per share.

If you have questions or need assistance, you should contact MacKenzie Partners, Inc., which is the information agent for the offer, at the address or telephone number on the back page of this offer to purchase. You may request additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery from the information agent.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering shares in the offer. We have not authorized any person to give any information or to make any representation on our behalf in connection with the offer other than those contained in this offer to purchase or in the related letter of transmittal. If given or made, any recommendation, information or representation must not be relied upon as having been authorized by us, the dealer managers or the information agent.

Recapitalization

The offer is an element of a recapitalization plan, which comprises (i) this offer to purchase up to 13,850,000 shares of our common stock, (ii) a tender offer and consent solicitation, which we refer to as the “debt tender offer,” for any and all of our outstanding 8 1/4% senior subordinated notes due 2011, which we refer to as the 2011 notes, (iii) the repayment of all outstanding borrowings and related accrued interest under our current senior secured credit facility and the termination of that facility and (iv) new borrowings of up to $1.85 billion in securitized debt. Although we are currently negotiating the terms and availability of this securitized debt, we anticipate that we will obtain the funds required to finance the repayment of our existing borrowings under our senior secured credit facility, this offer and the debt tender offer, as well as to pay all related fees and expenses, from a bridge loan facility we expect to enter into with a syndicate of banks, financial institutions and other entities, including affiliates of the dealer managers, that is expected to provide for borrowings of up to $1.35 billion, which we refer to as the “bridge loan facility.” We have obtained a commitment, subject to customary conditions, from affiliates of the dealer managers to provide the bridge loan facility. We intend to use a portion of the proceeds of the securitized debt to repay the bridge loan facility. In this offer to purchase, we refer to the foregoing transactions as the “Recapitalization.” In addition, following the Recapitalization, we expect, subject to the approval of our board of directors, to pay a significant special cash dividend to our shareholders. However, in connection with our new capital structure, we expect our management to recommend to our board of directors at its February 2007 board meeting discontinuing our regular quarterly dividend and that our board of directors will consider authorizing future open market repurchases of our common stock. Any such special dividend payment and open market repurchases are expected to use substantially all of any remaining proceeds of the securitized debt and no proceeds, other than under the securitized variable funding senior notes are expected to be used for working capital or other general corporate purposes. In the event that a special cash dividend is paid, we have approved a separate dividend equivalent rights policy to (i) allow holders of vested stock options, including our directors and executive officers, to receive a cash payment in respect of such options equal to the amount of the dividend that would be paid on the shares underlying the options and (ii) allow holders of unvested stock options to have the option exercise price reduced, to the extent permitted by applicable law, to reflect the amount of the dividend.

The bridge loan facility is expected to consist of (i) a $1.25 billion term loan facility under which we may make up to five draws and (ii) a $100 million revolving credit facility. We will also have the right to increase the term loan by up to $250 million if we are able to identify lenders willing to provide such incremental credit. We anticipate making an initial draw under the term loan facility of approximately $500 million to refinance the outstanding borrowings under our senior secured credit facility, a second draw in connection with the closing of the debt tender offer, a third draw to finance the offer and, if necessary, a fourth draw to finance the repurchase of shares from investment funds associated with Bain Capital, LLC, as described below. Subject to terms and conditions to be reasonably approved by the administrative agent, we may also make a fifth draw as needed, for other purposes which may include open market purchases of our common stock from time to time as authorized by our board of directors.

No assurance can be given that we will be able to negotiate acceptable terms for our securitized debt or that the amount of securitized debt we will be able to negotiate will be sufficient to repay the bridge loan facility or pay the special cash dividend, in which case we would continue to have outstanding borrowings under the bridge loan facility until such time, if any, as we are

i

able to refinance the bridge loan facility. In addition, our access to capital is affected by prevailing conditions in the financial and capital markets and other factors beyond our control. There can be no assurance that market conditions will be favorable at the times that we require new or additional financing.

Investment funds associated with Bain Capital, LLC, which we refer to in this offer to purchase as the “Bain Capital Funds,” hold approximately 27% of our outstanding common stock. Since 1998, when an investor group led by the Bain Capital Funds completed a recapitalization through which the investor group acquired a controlling interest in our company, the Bain Capital Funds have continued to hold a significant stake in our company. In addition, two of our directors are representatives of the Bain Capital Funds. The Bain Capital Funds have elected not to tender any shares in the offer. On February 6, 2007, in order to ensure that the Bain Capital Funds do not become the owners of more than one-third of the our shares as a result of the offer, we entered into a repurchase agreement between us and the Bain Capital Funds under which the Bain Capital Funds agreed not to tender any shares in this offer and we have agreed that if we purchase more than 11,594,529 shares in the offer, we will repurchase from the Bain Capital Funds a number of shares such that upon the closing of the repurchase, the Bain Capital Funds’ percentage ownership interest in our total outstanding shares of common stock will equal one-third of our total outstanding shares. This repurchase will be at the same price per share as is paid in the offer, and will occur on the 11th business day following the expiration date of the offer. Assuming we purchase 13,850,000 shares in the offer, we will also repurchase from the Bain Capital Funds an additional 1,127,736 shares pursuant to the repurchase agreement. In this offer to purchase, we refer to this transaction as the “Bain Share Repurchase.”

We believe that the Recapitalization is consistent with our long-term goal of maximizing shareholder value. Our board of directors has analyzed our business opportunities and challenges, including our alternatives to the Recapitalization, and has considered our existing capital structure and debt levels, including the fee and interest structures of our current debt. Our board of directors has also considered the capital structure that would result from the Recapitalization, including the fact that the company will be more highly leveraged, the securitized debt is expected to carry a lower borrowing rate and fewer restrictive covenants than our existing debt, and the possible effect of the Recapitalization on the liquidity of our shares. After considering these and other factors, our board of directors also believes that the Recapitalization will result in a capital structure that is more favorable for our business model than our current model and that the offer is a good use of our financial resources and an effective means of providing value to our shareholders. The primary purpose of the offer is to provide our shareholders an opportunity to evaluate the capital structure and increased leverage expected to result from the Recapitalization and, if they desire, to sell their investment in Domino’s at a negotiated price without the typical transaction costs associated with open market transactions, while allowing shareholders who desire to continue their investment in our expected capital structure including the increased leverage after the Recapitalization to retain their shares and potentially benefit from (i) accretion in earnings per share (excluding the impact of the transaction expenses) that we expect as a result of the offer and any future open market share repurchases, (ii) increased equity return opportunities available due to our higher leverage, (iii) the expected significant special cash dividend and (iv) an increased percentage ownership in Domino’s.

The Recapitalization, including the offer, presents potential risks and disadvantages to our company and our continuing shareholders. See “Risks to Non-tendering Shareholders.”

Summary Term Sheet

We are providing this summary term sheet for your convenience. It highlights material information in this offer to purchase, but you should realize that it does not describe all of the details of the Recapitalization and the offer to the same extent that they are described in the body of this offer to purchase. We urge you to read the entire offer to purchase and the related letter of transmittal because they contain the full details of the offer. We have included references to the sections of this offer to purchase where you will find a more complete discussion. In this offer to purchase, we use the terms “Domino’s Pizza,” “Domino’s,” “we,” “us” and “our” to refer to Domino’s Pizza, Inc. and its subsidiaries.

Who is offering to purchase my shares?

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Domino’s Pizza, Inc., a Delaware corporation, is offering to purchase up to 13,850,000 shares of its outstanding common stock, including both shares of voting common stock and shares of non-voting common stock. See Section 1.

What will be the purchase price?

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The price range for the offer is $27.50 to $30.00 per share. We are conducting the offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to choose a price (in multiples of $0.25 per share) within this price range at which you are willing to sell your shares.

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We will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest price that will enable us to buy 13,850,000 shares. If a lesser number of shares is tendered, we will select the price that will enable us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

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If you wish to maximize the chance that your shares will be purchased, you should check the box next to “Shares Tendered at a Price Determined Pursuant to The Offer” in the section of the letter of transmittal called “Price at Which You Are Tendering.” Accordingly, your tendered shares will be treated the same as shares tendered at the minimum price of $27.50 per share. See Section 1.

How many shares will Domino’s purchase?

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We will purchase up to 13,850,000 shares in the offer, or approximately 22% of our outstanding common stock subject to the terms and conditions of the offer. We also reserve the right to purchase additional shares representing up to 2% of our outstanding shares, subject to applicable legal requirements. If we purchase 13,850,000 shares in the offer, we will also repurchase an additional 1,127,736 shares in the Bain Share Repurchase. See Sections 1 and 2.

•	The offer is not conditioned on any minimum number of shares being tendered, but is subject to a number of other important conditions described below.

•	We have agreed that if we purchase more than 11,594,529 shares in the offer, we will repurchase from the Bain Capital Funds a number of shares, up to approximately 1,127,736 shares, such that upon the closing of the Bain Share Repurchase, the Bain Capital Funds’ percentage ownership interest in our total outstanding shares of common stock will equal one-third of our total outstanding shares.

What will be the form of payment of the purchase price?

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If your shares are purchased in the offer, you will be paid the purchase price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the offer. We will pay the purchase price promptly after the offer expires, but under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

How will Domino’s obtain the funds to make the payment?

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Assuming that the maximum number of shares is tendered in the offer and the purchase price is an amount between $27.50 and $30.00 per share, the aggregate purchase price for the shares purchased in the offer will be between approximately $380.9 million and $415.5 million and the aggregate purchase price for the shares purchased in the Bain Share Repurchase, if any, will be between approximately $31.0 million and $33.8 million. In addition, concurrently with the offer, we are conducting the debt tender offer. As of February 2, 2007, there was approximately $273.9 million aggregate principal amount of 2011 notes outstanding. We also intend to repay all outstanding borrowings under our senior secured credit facility, under which, as of February 2, 2007, approximately $463.0 million of borrowings under the term loan facility were outstanding.

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We anticipate that we will fund the repayment of our existing borrowings under our senior secured credit facility, this offer and the debt tender offer (as well as all related fees and expenses) and the Bain Share Repurchase from the bridge loan facility we expect to enter into with a syndicate of banks, financial institutions and other entities, including affiliates of the dealer managers, that is expected to provide for borrowings of up to $1.35 billion. We have obtained a commitment from affiliates of the dealer managers, subject to customary conditions, to provide the bridge loan facility.

•

Although the bridge loan facility is expected to provide sufficient funds to complete the offer, our ability to draw funds under the bridge loan facility will be subject to certain conditions. The initial draw to refinance the outstanding borrowings under our senior secured credit facility will be subject to customary conditions, and subsequent draws, including the draw to finance the debt tender offer, the offer and the Bain Share Repurchase, will be subject to more limited conditions. Each of these conditions is described more fully in Section 9. See Sections 2 and 9.

If I tender my shares, how many of my shares will Domino’s purchase?

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All of the shares that you tender in the offer may not be purchased, even if they are tendered at or below the purchase price we select. If more than 13,850,000 shares are tendered at or below the selected purchase price, we will purchase shares from all shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis. As a result, we will purchase the same percentage of shares from each tendering shareholder who properly tenders shares at prices equal to or below the selected price, subject to the odd lot procedures described in Section 1 and the conditional tender provisions contained in Section 6. We will announce this proration percentage, if proration is necessary, after the offer expires.

•	As we noted above, we may also choose to purchase an additional 2% of our outstanding shares, subject to applicable legal rules. See Section 1.

What is the purpose of the offer?

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The primary purpose of the offer is to provide our shareholders with an opportunity to evaluate the capital structure and increased leverage expected to result from the Recapitalization and, if they desire, to sell their investment in Domino’s at a negotiated price without the typical transaction costs associated with open market transactions, while allowing shareholders who desire to continue their investment in our expected capital structure including the increased leverage after the Recapitalization to retain their shares and potentially benefit from (i) accretion in earnings per share (excluding the impact of the transaction expenses) that we expect as a result of the offer and any future open market share repurchases, (ii) increased equity return opportunities available due to our higher leverage, (iii) the expected significant special cash dividend and (iv) an increased percentage ownership in Domino’s.

•

Our board of directors also believes that the offer will result in a capital structure that is more favorable for our business model than our current model and that the offer is a good use of our financial resources and an effective means of providing value to our shareholders.

•

The offer, and particularly the preference given to holders of fewer than 100 shares, may reduce the number of holders of our shares and thereby reduce the administrative costs of mailing securities filings and notices to such holders.

•	For a further discussion of the potential benefits and the potential risks and disadvantages of the offer, see “Risks to Non-tendering Shareholders” and Section 2.

What does the board of directors of Domino’s think of the offer?

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Our board of directors has approved the Recapitalization, including the offer. However, none of Domino’s, our board of directors, the information agent or any of the dealer managers is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into the offer because we believe that you should make your own decision based on your views as to the value of Domino’s shares, our prospects and the proposed capital structure and increased leverage following the Recapitalization, as well as your liquidity needs, investment objectives and other individual considerations. Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the offer. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

What are the significant conditions to the offer?

•	The offer is not conditioned on our shareholders tendering any minimum number of shares.

•	The offer is subject to a number of conditions, including, among others:

•	Our ability to draw sufficient funds on the bridge loan facility;

v

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Our receipt of the consent of the holders of at least a majority of the aggregate principal amount of the outstanding 2011 notes to amend certain covenants governing such notes pursuant to the debt tender offer;

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That there has been no legal action instituted, threatened in writing, pending or taken that challenges or affects the offer or the debt tender offer or materially and adversely affects our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects or otherwise materially impairs the contemplated future conduct of our and our subsidiaries’ business or our ability to exercise full rights of ownership or purchase and hold some or all of the shares purchased in the offer or in the Bain Share Repurchase; and

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That there has been no change or event discovered or threatened to our business, condition (financial or otherwise), income, operations, or prospects or that of our subsidiaries, taken as a whole, or in the ownership of our shares, which in our reasonable judgment is or may be material to us or otherwise makes it inadvisable for us to proceed with the offer.

•	We may terminate the offer, if, among other things, following the date of this offer to purchase another person or entity:

•	makes a tender offer for our shares;

•	to our knowledge and subject to exceptions, acquires or proposes to acquire more than 5% of our shares; or

•	files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Domino’s or any of our shares.

•	These and other conditions are described in greater detail in Section 7.

How will the offer affect the number of shares of common stock outstanding and the number of record holders of Domino’s?

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As of February 2, 2007, we had 62,564,643 issued and outstanding shares of common stock. The 13,850,000 shares that we are offering to purchase pursuant to the offer represent approximately 22% of our outstanding shares of common stock. Based on the foregoing, if the offer is fully subscribed, we will have 47,586,907 shares outstanding following the purchase of shares tendered in the offer and the Bain Share Repurchase. The actual number of shares outstanding will depend on the number of shares validly tendered and purchased in the offer and the number of shares, if any, purchased in the Bain Share Repurchase. See Section 2.

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To the extent any of our shareholders tender their shares in full and that tender is accepted in full, the number of our record holders could be reduced. See “Risks to Non-tendering Shareholders” and Section 2.

•	Shareholders who do not have their shares purchased in the offer will likely realize a proportionate increase in their relative ownership interest in Domino’s. See Section 2.

Following the offer, will Domino’s continue as a public company?

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Yes. The completion of the offer in accordance with its terms and conditions will not cause Domino’s to be delisted from the New York Stock Exchange or stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934. See Section 2.

How long do I have to decide whether to tender my shares in the offer? Can Domino’s extend the offer past the initial expiration date?

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You may tender your shares until the offer expires. Currently, the offer is scheduled to expire at 5:00 p.m., New York City time, on March 9, 2007. If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the offer on your behalf. We urge you to contact your nominee or broker to find out their deadline.

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We can extend the offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until 5:00 p.m., New York City time, on the day selected as the new expiration date. See Sections 1 and 16.

Can Domino’s amend the terms of the offer?

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We reserve the right in our sole discretion to amend the tender offer in any respect. We intend to file our annual report on Form 10-K for the fiscal year ended December 31, 2006 prior to the expiration of this offer, and we will amend this offer to purchase to incorporate by reference the information in that report. See Section 16.

How do I find out if Domino’s amends the terms of the offer or extends the expiration date?

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We will announce any amendment to the tender offer, including the amendment to incorporate by reference our annual report on Form 10-K for the fiscal year ended December 31, 2006, by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the tender offer, we will also give written or oral notice to the depositary. See Section 16.

How do I tender my shares?

•	To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover page of this offer to purchase before the offer expires.

•	You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this offer to purchase.

•	For a more detailed explanation of the tendering procedures, see Section 3.

Can I participate in the offer if I hold shares of non-voting common stock?

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Yes. If you hold non-voting stock, you may tender all or some of you shares for purchase in the offer in the same manner as a holder of voting common stock. To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover page of this offer to purchase before the offer expires.

•	For a more detailed explanation of the tendering procedures, see Section 3.

Can I tender shares in the offer held in my Employee Stock Payroll Deduction Plan account?

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Yes. Participants in our Employee Stock Payroll Deduction Plan, or ESPDP, may tender all or some of their shares held in the participant’s account, subject to the terms of the ESPDP, including the ESPDP’s one-year required holding period. Participants in the ESPDP with shares that have met the one-year holding period should contact Fidelity at (800) 544-9354.

•	For a more detailed explanation of the tendering procedures for shares held in the ESPDP, see Section 3.

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Participants may tender shares by completing an ESPDP Letter of Transmittal in accordance with the instructions and deliver it, along with any other documents required by the ESPDP Letter of Transmittal, to the depositary.

Can I tender shares held in the Domino’s Dividend Reinvestment Program?

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Yes. Holders of shares in the Domino’s Dividend Reinvestment Program may instruct the depositary to tender their shares by completing the appropriate section of the letter of transmittal. See Section 3.

Can I participate in the offer if I hold vested stock options to purchase shares?

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If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan and tender the shares received upon such exercise in accordance with the offer. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer. See Section 3. If your stock options have vested you should follow the instructions in “Important Procedures” on the inside front cover of this offer to purchase and in Section 3 applicable to shares held by the broker or shares held in your own name, as applicable to you. You should evaluate this offer to purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1. You should also be aware that any shares we purchase in the offer, including any shares purchased through options exercised and tendered, will not be eligible to receive any future dividend payments. We strongly encourage you to discuss the offer with your tax advisor or broker.

•	Holders of unvested stock awards or other restricted equity interests may not tender shares or shares represented by such interests.

How do holders of vested stock options participate in the offer?

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If you hold vested but unexercised options, you must exercise such options in accordance with the terms of the applicable stock option or compensation plans and tender the shares received upon such exercise in accordance with the offer. See Instruction 13 of the letter of transmittal. You must exercise your vested options at least five business days prior to the expiration date of the offer (which, unless the offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on Friday, March 2, 2007) in order to provide you with sufficient time to validly tender the shares in the offer.

How do participants in our 401(k) Plan participate in the offer?

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Participants in the Domino’s Pizza 401(k) Savings Plan, which we refer to in this offer to purchase as the “401(k) Plan”, may not use the letter of transmittal to direct the tender of their shares held in trust under the 401(k) Plan, but instead must follow the separate instructions related to those shares in the “Letter to Participants in the Domino’s Pizza 401(k) Savings Plan” sent to participants holding our common stock in the 401(k) Plan along with this offer to purchase. If you are a participant in the 401(k) Plan and wish to have the trustee of the plan tender some or all of your shares held in the 401(k) Plan, you must complete, execute and return the separate direction form included in the "Letter to Participants in the Domino’s Pizza 401(k) Savings Plan" at least three business days prior to the expiration date of the offer (which, unless the offer is extended, will require you to return the form to Fidelity by no later than 4:00 p.m., New York City time on March 6, 2007).

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The proceeds received by the 401(k) Plan from any tender of shares from a participant’s plan account will be invested in accordance with the participant’s instructions and the requirements of the plan.

In what order will Domino’s purchase the tendered shares?

If the terms and conditions of the offer have been satisfied or waived and more than 13,850,000 shares have been validly tendered and not validly withdrawn on or prior to the expiration of the offer, we will purchase shares in the following order of priority:

•	first, all shares owned in “odd lots” that have been validly tendered;

•

second, after purchase of all of the foregoing shares, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) tendered at or below the purchase price on a pro rata basis, if necessary; and

•

third, if necessary to permit us to purchase 13,850,000 shares (or such greater number of shares as we may elect to purchase), such shares conditionally tendered at or below the purchase price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares).

See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

•

No. If you validly tender, and do not validly withdraw, your shares according to the procedures specified for holders of “odd lots,” we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?

•	Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

How and when will I be paid?

•

If your shares are purchased in the offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 3 and 15.

•

We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date of the offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

Once I have tendered my shares in the offer, can I withdraw my tender?

•	You can withdraw your previously tendered shares at any time before the offer expires, which is initially 5:00 p.m., New York City time, on March 9, 2007.

•

In addition, after the offer expires, unless we have already accepted your tendered shares for payment, you may withdraw your shares at any time after 12:01 a.m., New York City time, on April 5, 2007. See Section 4.

How do I withdraw previously tendered shares?

•

To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the broker or bank to arrange for withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary, if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3, if you are exercising options to tender shares or if you are tendering shares held by the 401(k) Plan. See Section 4.

Do the directors or executive officers of Domino’s intend to tender their shares in the offer?

•

Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the offer. Accordingly, if we complete the offer, the proportional holdings of our directors and executive officers will likely increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the offer. See “Risks to Non-tendering Shareholders” and Section 11. In addition, the Bain Capital Funds have entered into the repurchase agreement described below.

What is the repurchase agreement, and how does it differ from the offer?

•

The Bain Capital Funds currently own approximately 27% of our outstanding shares of common stock and have elected not to tender any shares in the offer. As a result, prior to the Bain Share Repurchase, any purchases in this offer would increase the ownership of the Bain Capital Funds (up to approximately 35% of our outstanding common stock if we purchased 13,850,000 shares in the offer). On February 6, 2007, in order to ensure that the Bain Capital Funds do not become the owners of more than one-third of our shares as a result of the offer, we entered into a repurchase agreement with the Bain Capital Funds, under which we agreed that if we purchase more than 11,594,529 shares in the offer, we will repurchase from the Bain Capital Funds a number of shares, up to approximately 1,127,736 shares, such that upon the closing of the repurchase, the Bain Capital Funds’ percentage ownership interest in

x

our total outstanding shares of common stock will equal one-third of our total outstanding shares. This repurchase will be at the same price per share as is paid in the offer and will occur on the 11th business day following the expiration date of the offer. The Bain Capital Funds also agreed under the repurchase agreement not to sell or purchase any shares of our common stock from the date of the expiration of the offer until the 11th business day following the expiration of the offer, or, if earlier, until the termination of the offer other than pursuant to the consummation thereof. In addition, the Bain Capital Funds have agreed under the repurchase agreement that at any meeting of our shareholders held between the expiration of the offer until the closing of the Bain Share Repurchase (or until the earlier termination of the repurchase agreement), they will vote any shares to be purchased in the Bain Share Repurchase in the same proportions as the shares of our common stock held by persons other than the Bain Capital Funds are voted. See “Risks to Non-tendering Shareholders,” Section 2 and Section 11.

•

Because the Bain Capital Funds have elected not to tender shares in the offer, they will not be tendering their shares in the offer at a specified price, which, if tendered, could have influenced the determination of the purchase price for the shares.

Will the Bain Share Repurchase affect the number of shares accepted in the offer or the proration calculation?

•

No. The Bain Capital Funds have agreed in the repurchase agreement that they will not tender shares in the offer, and the Bain Share Repurchase will not otherwise affect the number of shares we purchase in the offer or the proration calculation.

What are the United States federal tax consequences if I tender my shares to Domino’s?

•	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. See Section 15.

•	The cash you receive generally will be treated either as:

•	proceeds of a sale or exchange eligible for capital gains treatment; or

•

a dividend to the extent of our available current year or accumulated earnings and profits, and thereafter first as a non-taxable return of capital (to the extent of your tax basis in our stock) and then as capital gain.

•	in the case of foreign shareholders, because it is unclear which characterization applies, we intend to withhold 30% of the gross proceeds paid. See Section 3.

What is the market value of my shares as of a recent date?

•	On February 6, 2007, the last full trading day before we announced the offer, the closing price per share of our common stock on the New York Stock Exchange was $28.70.

•	We urge you to obtain a current market quotation for your shares before deciding whether and, if so, at what purchase price or prices, to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Domino’s?

•

If you are a registered shareholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 5.

•	If you instruct the depositary in the letter of transmittal to make payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Will I receive a first quarter dividend on my shares?

•

Our board of directors has neither declared this dividend nor set a record date for any dividend payable. However, in connection with our new capital structure, we expect our management to recommend to our board of directors at its February 2007 board meeting discontinuing our regular quarterly dividend, in which case, we would not expect any first quarter dividend to be declared or paid. If the record date for the first quarter dividend (if and when declared) is a date before the expiration date of the offer (that is, the first quarter dividend is to be paid to shareholders of record as of a date before the expiration date), you would receive the first quarter dividend on the shares you tender. If, however, the record date for the first quarter dividend (when and if declared) is a date after the expiration date (that is, the first quarter dividend is to be paid to shareholders of record as of a date after the expiration date), you would not receive the first quarter dividend on the shares we purchase. See Section 8.

Whom can I talk to if I have questions about the offer?

•

Our information agent can help answer your questions. The information agent is MacKenzie Partners, Inc. You may also contact any of the dealer managers for the offer. Contact information for the information agent and each dealer manager appears on the back page of this offer to purchase.

Forward-looking Statements

This offer to purchase contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the Recapitalization, including the offer, may provide to our shareholders, the date on which we will announce the final proration factor or pay for tendered shares, our possession of sufficient capital to fund our operations, prospects for our business and the U.S. quick service restaurant industry generally, the repurchase of additional shares in the future or other use of proceeds from our bridge loan facility or securitized debt, the fees and expenses we will incur in connection with the offer, the listing and tradability of our stock after the offer is completed and the continued treatment of our shares as margin securities. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this offer to purchase.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “potential,” “outlook” and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate under the circumstances.

Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

•	our substantial increased indebtedness as a result of the Recapitalization and our ability to incur additional indebtedness beyond that contemplated by the Recapitalization;

•	our reduced public float as a result of the shares tendered that we purchase in the offer;

•	the influence of the Bain Capital Funds, and their ability to, among other things, delay, deter or prevent a change of control or other business combination;

•	the price at which we ultimately determine to purchase shares in the offer;

•	the number of shares tendered in the offer;

•	the number of shareholders who sell all of their shares of our stock in the offer;

•	our future financial performance;

•	our future cash needs;

•	our ability to maintain good relationships with our franchisees;

•	our ability to successfully implement cost-saving strategies;

•	increases in our operating costs, including cheese, fuel and other commodity costs and the minimum wage;

•	our ability to compete domestically and internationally in our intensely competitive industry;

•	our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and distribution centers with qualified personnel;

•	our ability to pay principal and interest on our substantial debt;

•	our ability to find and/or retain suitable real estate for our stores and distribution centers;

•	adverse legislation or regulation;

•	adverse legal judgments or settlements;

•	our ability to pay dividends; and

•	changes in consumer taste, demographic trends and traffic patterns.

These and other factors are discussed in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K, which is incorporated by reference herein.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the Recapitalization, including the offer, or other matters addressed in this offer to purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except as required by applicable law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this offer to purchase or to reflect the occurrence of unanticipated events.

Risks to Non-tendering Shareholders

The Recapitalization, including this offer, presents potential risks and disadvantages to our company and our continuing shareholders. In addition to the risk factors disclosed in our annual report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q, which we incorporate into this offer to purchase by reference, you should consider the following risks before deciding whether to tender your shares in this offer.

Our substantial increased indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business.

Assuming we complete the Recapitalization substantially as contemplated, we will hold a substantial amount of indebtedness and will be highly leveraged. In addition, none of the proceeds from the bridge loan facility or securitized debt, other than the securitized variable funding senior notes, are expected to be used for working capital or other general corporate purposes. We expect that after the we complete the Recapitalization, assuming we refinance the bridge loan facility with the securitized debt and assuming no draws under the variable funding senior notes, our consolidated long-term indebtedness will be approximately $1.76 billion. We may also incur additional debt following the Recapitalization, which would not be prohibited under the terms of the securitized debt. Our substantial indebtedness and the fact that a large portion of our cash flow from operations must be used to make principal and interest payments on our indebtedness could have important consequences to our business and our continuing shareholders. For example, they could:

•	make it more difficult for us to satisfy our obligations with respect to our debt agreements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes; and

•

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a competitive disadvantage compared to our competitors that may have less debt.

In addition, financial and other covenants we agree to with our lenders will limit our ability to incur additional indebtedness, make investments, pay dividends and engage in other transactions, and the leverage may cause potential lenders to be less willing to loan funds to us in the future. Our failure to comply with these covenants could result in an event of default that, if not waived or cured, could result in the acceleration of repayment of all of our indebtedness.

We expect to fund the purchase of the shares tendered in the offer, repay our existing senior secured credit facility, finance the debt tender offer, pay for the shares purchased in the Bain Share Repurchase and pay all related fees and expenses by drawing on a bridge loan facility and to refinance the bridge loan facility with new securitized debt. If we are unable to repay or refinance the bridge loan facility or the securitized debt, it could have a significant negative effect on our financial condition.

We expect to enter into a bridge loan facility to fund the Recapitalization. Draws made under the term loan facility will be subject to certain conditions. The initial draw is expected to be subject to, among other conditions, (i) the absence of any event, circumstance, development, change or effect that is or would be materially adverse to our business, to our ability to perform our obligations under the bridge loan documentation or to the rights and remedies of the lenders under the bridge loan documentation, or a “material adverse effect,” (ii) the absence of any continuing default or event of default and (iii) the accuracy of all representations and warranties in all material respects. Subsequent draws for purposes of funding the offer, the debt tender offer and the Bain Share Repurchase are expected to be conditioned upon (i) the absence of a material adverse effect, (ii) the absence of any litigation reasonably likely to result in a material adverse effect or prohibit, restrict or enjoin the transactions contemplated in the Recapitalization, (iii) the absence of a bankruptcy default and (iv) the accuracy of the representations and warranties relating to the financial statements and financial condition of Domino’s, Inc. All other borrowings under the bridge loan facility are expected to be subject to the satisfaction of customary closing conditions, including the absence of a default and the accuracy of representations and warranties.

The bridge loan facility is expected to be for a one-year term, but the bridge term loans may be converted into senior term loans maturing on the fifth anniversary of the initial drawing, subject to certain terms and conditions. We expect to refinance our borrowings under the bridge loan facility with new securitized debt. We expect that, during the first five years following issuance (assuming we do not exercise either of our two one-year interest only extension options following the five-year interest only period), the securitized debt will accrue interest at an original spread plus the five-year swap rate, after which it will be subject to amortization and may be subject to an increased interest rate if it is not repaid or refinanced.

If we are unable to refinance or repay the amounts outstanding under the bridge loan facility prior to the expiration of the initial one-year term, either through borrowings under our expected securitized debt or otherwise, our financial position, results of operations and business could be adversely affected. In addition, if we are unable to refinance the bridge loan facility with securitized debt in anticipated amounts we may not be able to pay the expected significant special cash dividend. If we are unable to refinance or repay amounts under the bridge loan facility prior to the expiration of the five-year term applicable to the such debt, such failure would be an event of default under the credit agreement that governs the bridge loan facility. If we are unable to refinance or repay amounts under the anticipated securitized debt prior to the expiration of the five-year interest-only term (seven-year interest only term if we exercise both of our one-year extension elections), our cash flow would be directed to the repayment of the securitized debt and, other than a weekly fee sufficient to cover our selling, general and administrative expenses, would not be available for operating our business.

No assurance can be given that any refinancing or additional financing will be possible when needed or that we will be able to negotiate acceptable terms. In addition, our access to capital is affected by prevailing conditions in the financial and capital markets and other factors beyond our control. There can be no assurance that market conditions will be favorable at the times that we require new or additional financing.

The indenture governing the securitized debt will restrict the cash flow from the entities subject to the securitization to any of our other entities, and upon the occurrence of certain events, cash flow would be further restricted.

In the event that a rapid amortization event occurs under the indenture (including, without limitation, upon an event of default under the indenture or the failure to repay the securitized debt at the end of the five year interest-only period (or at the end of any extension period)), the funds available to us will be reduced or eliminated, which would in turn reduce our ability to operate or grow our business.

Our bridge loan facility will have restrictive terms, and our failure to comply with any of these terms could put us in default, which would have an adverse effect on our business and prospects.

We expect to enter into a bridge loan facility that will require that we comply on a quarterly basis with certain financial covenants, including a maximum leverage ratio test and a minimum interest coverage ratio test. In addition, we expect that the bridge loan facility will include negative covenants, subject to exceptions, restricting or limiting our ability and the ability of our subsidiaries to, among other things:

•	sell assets;
•	alter the business we conduct;
•	engage in mergers, acquisitions and other business combinations;
•	declare dividends or redeem or repurchase capital stock;
•	incur, assume or permit to exist additional indebtedness or guarantees;
•	make loans and investments;
•	incur liens;
•	prepay, redeem or purchase certain subordinated indebtedness;
•	enter into agreements limiting subsidiary distributions;
•	enter into transactions with affiliates; and
•	make capital expenditures.

A breach of any of these covenants could result in a default under the bridge loan facility. If the banks were to accelerate amounts owing under the bridge loan facility because of a default and we were unable to pay such amounts, the banks would have the right to foreclose on substantially all of our assets.

The Bain Capital Funds will continue to have significant influence over us, and they could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you may disagree.

The Bain Capital Funds have elected not to tender any shares in the offer. However, after the completion of the offer and the Bain Share Repurchase, the Bain Capital Funds together could beneficially own up to one-third of our outstanding common stock (and potentially more if there are open market repurchases in which the Bain Capital Funds do not participate after completion of the Recapitalization). In addition, two of our directors are representatives of the Bain Capital Funds. As a result, the Bain Capital Funds continue to have significant influence over our decisions to enter into any corporate transaction and may have the ability to prevent any transaction that requires the approval of shareholders regardless of whether or not a significant majority of the other shareholders believe that such transaction is in their own best interests. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders.

Our directors and officers do not intend to tender any shares owned by them in the offer, and as a result, their ownership percentage will likely increase.

Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the offer. Thus, the offer will likely increase the relative voting power of our directors and executive officers.

After the completion of the offer, our common stock will have a significantly smaller public float, which could result in reduced liquidity for our common stock and greater volatility in the market price of our common stock.

As of February 2, 2007, approximately 45,422,429 shares of our common stock were held by non-affiliated shareholders. Assuming the offer is fully subscribed, we will have approximately 32,700,165 shares held by non-affiliated shareholders following the purchase of shares tendered in the offer and the Bain Share Repurchase. Historically, the common stock of a company with a smaller public float may be less liquid than the common stock of a company with broader public ownership, and the trading prices for the common stock of a company with a smaller public float may be more volatile than generally may be the case for more widely held common stock. Among other things, a decreased trading volume of our common stock may have a greater impact on the trading price of our common stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future. Expected future open market purchases, if authorized, would further reduce our public float.

Future sales of shares of our common stock not purchased by us in this offer may be made on terms more favorable than the offer.

Shareholders who do not tender their shares pursuant to the offer and shareholders who otherwise retain an equity interest in us as a result of a partial tender of shares or proration will continue to be owners of our common stock. As a result, if we complete the offer, those shareholders will likely realize a proportionate increase in their relative equity interest in us. Shareholders may be able to sell non-tendered shares in the future on the open market, or otherwise, at a net price significantly higher than the purchase price in the offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.

We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more favorable or less favorable to shareholders than the terms of the offer. However, SEC Rule 13e-4(f)(6) prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration or earlier termination of the offer.

Introduction

To the Holders of Common Stock of Domino’s Pizza, Inc.:

Domino’s Pizza, Inc., a Delaware corporation, invites its shareholders to tender up to 13,850,000 shares of our common stock, par value $0.01 per share, for purchase by Domino’s at prices not less than $27.50 nor greater than $30.00 per share in cash, without interest, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal, which together constitute the “offer.”

The offer is an element of a recapitalization plan, which comprises (i) this offer to purchase up to 13,850,000 shares of our common stock, (ii) a tender offer and consent solicitation, which we refer to as the “debt tender offer,” for any and all of our outstanding 8 1/4% senior subordinated notes due 2011, which we refer to as the 2011 notes, (iii) the repayment of all outstanding borrowings and related accrued interest under our current senior secured credit facility and the termination of that facility and (iv) new borrowings of up to $1.85 billion in securitized debt. Although we are currently negotiating the terms and availability of this securitized debt, we anticipate that we will obtain the funds required to finance the repayment of our existing borrowings under our senior secured credit facility, this offer and the debt tender offer, as well as to pay all related fees and expenses, from a bridge loan facility we expect to enter into with a syndicate of banks, financial institutions and other entities, including affiliates of the dealer managers, that is expected to provide for borrowings of up to $1.35 billion which we refer to as the “bridge loan facility.” We have obtained a commitment, subject to customary conditions, from affiliates of the dealer managers to provide the bridge loan facility. In this offer to purchase, we refer to the these transactions as the “Recapitalization.” In addition, following the Recapitalization, we expect, subject to the approval of our board of directors, to pay a significant special cash dividend to our shareholders.

No assurance can be given that we will be able to negotiate acceptable terms for our securitized debt or that the amount of securitized debt we will be able to negotiate will be sufficient to repay the bridge loan facility or pay the special cash dividend, in which case we would continue to have outstanding borrowings under the bridge loan facility until such time, if any, as we are able to refinance the bridge loan facility.

In the offer, we will select the lowest purchase price that will enable us to purchase 13,850,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn, subject to the terms and conditions of the offer. All shares acquired in the offer will be acquired at the purchase price regardless of whether a shareholder tendered any shares at a lower price.

We reserve the right, in our sole discretion, to purchase more than 13,850,000 shares in our offer by amending the terms of our offer to reflect this change in the manner set forth in Section 16. In accordance with applicable regulations of the Securities and Exchange Commission, we may, and we reserve the right to, purchase pursuant to our offer an additional amount of shares not to exceed 2% of our outstanding shares (approximately 1,250,000 shares) without amending or extending the offer. See Section 5.

We will purchase only those shares validly tendered at prices at or below the purchase price, and not validly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we will not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price and shares we do not purchase because of the “odd lot” priority, proration or conditional tenders promptly following the expiration of the offer.

Tendering shareholders whose shares are registered in their own names and who validly tender their shares directly to American Stock Transfer and Trust Company, the depositary for the offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the letter of transmittal, stock transfer taxes on the purchase of shares by us in the offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The offer is subject to important conditions, including our satisfaction of the conditions to draw funds under the bridge loan facility in an amount sufficient to, among other things, purchase shares pursuant to the offer, pay for the notes tendered in the concurrent debt tender offer, repay all outstanding borrowings under our senior secured credit facility and pay related fees and expenses. See Section 7.

Our board of directors has approved the offer. However, none of Domino’s, our board of directors, the information agent or any of the dealer managers is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into the offer because we believe that you should make your own decision based on your views as to the value of Domino’s shares, our prospects and the proposed capital structure and increased leverage following the Recapitalization, as well as your liquidity needs, investment objectives and other individual considerations. Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the offer. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the offer. Accordingly, if we complete the offer the proportional holdings of our directors and executive officers will likely increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the offer. See “Risks to Non-tendering Shareholders” and Section 11.

Two of our directors are representatives of the Bain Capital Funds. The Bain Capital Funds currently own approximately 27% of our outstanding shares of common stock and have elected not to tender any shares in the offer. As a result, any purchases in this offer would increase the ownership of the Bain Capital Funds (up to approximately 35% of our outstanding common stock if we purchase all 13,850,000 shares in the offer). On February 6, 2007, in order to ensure that the Bain Capital Funds do not become the owners of more than one-third of our shares as a result of the offer, we entered into a repurchase agreement between us and the Bain Capital Funds under which we have agreed that if we purchase more than 11,594,529 shares in the offer, we will repurchase from the Bain Capital Funds a number of shares such that upon the closing of the repurchase, the Bain Capital Funds’ percentage ownership interest in our total outstanding shares of common stock will equal one-third of our total outstanding shares. This repurchase will be at the same price per share as is paid in the offer, and will occur on the 11th business day following the expiration date of the offer. See “Risks to Non-tendering Shareholders,” Section 2 and Section 11.

Because the Bain Capital Funds have elected not to tender shares in the offer, they will not be tendering their shares in the offer at a specified price, which, if tendered, could have influenced the determination of the purchase price for the shares.

As of February 2, 2007, there were approximately 62,564,643 shares issued and outstanding. The 13,850,000 shares that we are offering to purchase pursuant to the offer represent approximately 22% of our outstanding shares of common stock. Based on the foregoing, if the offer is fully subscribed, we will have 47,586,907 shares outstanding following the purchase of shares tendered in the offer and the Bain Share Repurchase. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the offer and purchased in the Bain Share Repurchase. See Section 2.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “DPZ.” On February 6, 2007, the last full trading day before we announced our intention to make the offer, the closing price of our common stock as reported on the New York Stock Exchange was $28.70 per share. You are urged to obtain current market quotations for our common stock before deciding whether and, if so, at what purchase price or purchase prices, to tender your shares. See Section 8.

This offer to purchase and the related letter of transmittal contain important information that you should read carefully before you make any decision regarding the offer.

The Tender Offer

1. Number of Shares; Proration; Odd Lots

On the terms and subject to the conditions of the offer, we will accept for payment and thereby purchase 13,850,000 shares of our voting common stock and our non-voting common stock, which we refer to throughout this offer to purchase collectively as our common stock, or such lesser number of shares as are validly tendered before the expiration date and not withdrawn in accordance with Section 4, at a net cash price not less than $27.50 nor greater than $30.00 per share, without interest.

For purposes of the offer, the term “expiration date” means 5:00 p.m., New York City time, on March 9, 2007, unless and until we in our sole discretion extend the period of time during which the offer will remain open. If extended by us, the term “expiration date” will refer to the latest time and date at which the offer, as extended, will expire. See Section 16 for a description of our right to extend, delay, terminate or amend the offer.

We will select the lowest purchase price that will enable us to purchase 13,850,000 shares, or such lesser number as are validly tendered and not withdrawn, in the offer.

We reserve the right, in our sole discretion, to purchase more than 13,850,000 shares in the offer by amending the terms of the offer to reflect this change in the manner set forth in Section 16.

In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $27.50 per share nor greater than $30.00 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.25 per share. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in the offer. Shares tendered without a specified price will be treated the same as shares tendered at the minimum price of $27.50 and could result in the tendering shareholder receiving a price per share as low as $27.50.

Promptly following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $27.50 and $30.00, net per share in cash, without interest, that will enable us to purchase 13,850,000 shares, or such lesser number of shares as are properly tendered.

Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of the offer, including the proration and conditional tender provisions described below. If more than 13,850,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration. See Section 5 for a more detailed description of our purchase of and payment for tendered shares.

All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of the odd lot priority, proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

On the letter of transmittal, you can designate in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in the offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you wish to tender shares.

If we:

•	increase or decrease the price to be paid for shares; or

•	increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

•	decrease the number of shares being sought; or

•	materially change the soliciting fees to be paid to our dealer managers,

then the offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 16. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

We also expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7, “Conditions of the Offer,” shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. See Section 16.

In calculating the number of shares to be accepted for payment and the purchase price pursuant to the procedures described in this offer to purchase, we will add to the total number of shares tendered at the minimum price of $27.50 the number of shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in the offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $27.50. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

The offer is not conditioned on any minimum number of shares being tendered. The offer, however, is subject to other important conditions, including our satisfaction of the conditions to drawing funds under the bridge loan facility in an amount sufficient to, among other things, purchase shares pursuant to the offer, pay for the notes tendered in the concurrent debt tender offer, repay all outstanding borrowings under our senior secured credit facility and pay related fees and expenses. See Section 7.

Priority of Purchase.    Upon the terms and subject to the conditions of the offer, if 13,850,000 or fewer shares are properly tendered at or below the purchase price and not properly withdrawn, we will purchase all shares properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the offer, if more than 13,850,000 shares are properly tendered at or below the purchase price and not properly withdrawn, subject to the conditional tender procedures described in Section 6, we will purchase shares in the following order of priority:

•

first, all such shares owned beneficially or of record by a holder of fewer than 100 shares of common stock who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•

second, after purchase of all of the foregoing shares, all other shares (other than conditionally tendered shares for which the condition was not satisfied) tendered at or below the purchase price on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional shares); and

•

third, if necessary to permit us to purchase 13,850,000 shares (or such greater number of shares as we may elect to purchase), shares conditionally tendered at or below the purchase price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares).

In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $27.50 nor greater than $30.00 per share, at which they are willing to sell their shares to us in the offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares validly tendered and not validly withdrawn in the offer, which could result in the tendering shareholder receiving a price per share as low as $27.50. As promptly as practicable following the expiration time of the offer, we will, in our sole discretion, determine the purchase price that we will pay for shares validly tendered and not validly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price that will enable us to purchase 13,850,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. By following the instructions in the letter of transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate letter of transmittal must be submitted for shares tendered at each price.

Proration.    In the event of an over-subscription from the shareholders in the offer, shares tendered will be subject to proration, except for “odd lots,” which are described below. We will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder at or below the purchase price selected by us to the total number of shares tendered by all shareholders at or below the purchase price selected by us. This ratio will be applied to shareholders tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the conditional tender procedures described in Section 6, we may not be able to announce the final proration percentage or commence payment for any shares purchased under the offer immediately following the expiration of the offer. In such cases, it could be seven to ten business days after the expiration date before we are able to commence payment for the tendered shares. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in Section 15, the number of shares that we will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender shares. The letter of transmittal affords each tendering shareholder the opportunity to designate (by certificate) the order of priority in which such shareholder wishes the shares it tenders to be purchased in the event of proration. In addition, shareholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

We will mail this offer to purchase and the related letter of transmittal to record holders of shares as of February 6, 2007 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Odd Lots.    The term “odd lots” means all shares tendered at prices at or below the purchase price by a shareholder who owns beneficially or of record a total of fewer than 100 shares (such shareholder, an “odd lot holder”) and so certified in the appropriate place on the letter of transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the priority preference for odd lots, an odd lot holder must tender all shares owned in accordance with the procedures described in Section 3, “Procedures for Tendering Shares.” Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By validly tendering shares in the offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any odd lot holder wishing to tender all shares held pursuant to the offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

2. Background and Purpose of the Recapitalization Plan; Certain Effects of the Offer; Other Plans or Proposals.

Background and Purpose of the Recapitalization Plan

Background of the Recapitalization Plan.

The offer is an element of the Recapitalization, which comprises (i) this offer to purchase up to 13,850,000 shares of our common stock, (ii) the debt tender offer for any and all of our outstanding 8 1/4% senior subordinated notes due 2011, which we refer to as the 2011 notes, (iii) the repayment of all outstanding borrowings and related accrued interest under our current senior secured credit facility and the termination of that facility, and (iv) new borrowings of up to $1.85 billion in securitized debt. Although we are currently negotiating the terms and availability of this securitized debt, we anticipate that we will obtain the funds required to finance the repayment of our existing borrowings under our senior secured credit facility, this offer and the debt tender offer, as well as to pay all related fees and expenses, from the bridge loan facility we expect to enter into with a syndicate of banks, financial institutions and other entities, including affiliates of the dealer managers, that is expected to provide for borrowings of up to $1.35 billion. We have obtained a commitment, subject to customary conditions, from affiliates of the dealer managers to provide the bridge loan facility. We intend to use a portion of the proceeds of the securitized debt to repay the bridge loan facility.

In addition, following the Recapitalization, we expect, subject to the approval of our board of directors, to pay a significant special cash dividend to our shareholders. In addition, in connection with our new capital structure, we expect our management to recommend to our board of directors at its February 2007 board meeting discontinuing our regular quarterly dividend and that our board of directors will consider authorizing future open market repurchases of our common stock. Any such special dividend payment and open market repurchases are expected to use substantially all of any remaining proceeds of the securitized debt and no proceeds, other than under the securitized variable funding senior notes, are expected to be used for working capital or other general corporate purposes. In the event that a special cash dividend is paid, we have approved a separate dividend equivalent rights policy to (i) allow holders of vested stock options, including our directors and executive officers, to receive a cash payment in respect of such options equal to the amount of the dividend that would be paid on the shares underlying the options and (ii) allow holders of unvested stock options to have the option exercise price reduced, to the extent permitted by applicable law, to reflect the amount of the dividend.

No assurance can be given that we will be able to negotiate acceptable terms for our securitized debt or that the amount of securitized debt we will be able to negotiate, in which case we would continue to have outstanding borrowings under the bridge loan facility until such time, if any, as we are able to refinance the bridge loan facility. In addition, our access to capital is affected by prevailing conditions in the financial and capital markets and other factors beyond our control. There can be no assurance that market conditions will be favorable at the times that we require new or additional financing.

If the maximum number of shares is tendered in the offer and the purchase price is an amount between $27.50 and $30.00 per share, the aggregate purchase price for the shares purchased in the offer will be between approximately $380.9 million and $415.5 million and the aggregate purchase price for the shares purchased in the Bain Share Repurchase, if any, will be between approximately $31.0 million and $33.8 million. As of February 2, 2007, approximately $273.9 million aggregate principal amount of 2011 notes were outstanding, and approximately $463.0 million in borrowings under the term loan facility of our current senior secured credit facility were outstanding.

We have determined that a prudent use of the funds we anticipate will be available to us from the securitized debt and, initially, the funds borrowed through the bridge loan facility, is to refinance our current debt and to return capital to our existing securityholders. We believe that the Recapitalization is consistent with our long-term goal of maximizing shareholder value. Our board of directors has analyzed our business opportunities and challenges, including our alternatives to the Recapitalization, and has considered our existing capital structure and debt levels, including the fee and interest structures of our current debt. Our board of directors has also considered the capital structure that would result from the Recapitalization, including the fact that the company will be more highly leveraged, the securitized debt is expected to carry a lower borrowing rate and fewer restrictive covenants than our existing debt. After considering these and other factors, our board of directors believes that the Recapitalization would result in a capital structure that is appropriate for our business model and that the Recapitalization is a prudent use of our financial resources and an effective means of providing value to our shareholders, while retaining the flexibility to take advantage of future opportunities.

Securitized Debt.    As part of the Recapitalization, we expect to securitize substantially all of our existing revenue-generating assets, which principally consist of our franchise-related agreements, product distribution agreements and license agreements for the use of our intellectual property. The securitization will consist of the transfer of these revenue-generating assets to a number of newly created limited-purpose, bankruptcy remote companies. These companies will be wholly-owned, indirect subsidiaries of Domino’s Pizza, Inc. and will co-issue or guarantee three new classes of notes. The aggregate principal amount of the notes is expected to be approximately $1.85 billion. We expect that this will be comprised of fixed rate senior notes, fixed rate subordinated notes, and variable funding senior notes. See Section 9.

Bridge loan facility.    In connection with the offer and the debt tender offer we expect that, Domino’s, Inc., our wholly-owned subsidiary, will enter into a credit agreement with a syndicate of banks, financial institutions and other entities, including affiliates of the dealer managers, and Lehman Commercial Paper Inc., as administrative agent and collateral agent, which we refer to in this offer to purchase as the bridge loan facility. Under the terms of the bridge loan facility, we expect to have the ability to borrow up to $1.35 billion, subject to certain terms and conditions. The bridge loan facility is expected to consist of (i) a $1.25 billion term loan that we may borrow in up to five separate drawings and (ii) a $100 million revolving credit facility. The terms of the revolving credit facility would include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans, to be available in U.S. dollars. We also expect to have the right to increase the term loan by up to $250 million if we obtain lenders willing to provide such incremental credit, referred to as an uncommitted accordion facility. The loans issued under any such additional tranches will have terms no more favorable than the terms of the bridge loan facility, except that the interest rate may be up to 0.5% higher. See Section 9.

We anticipate making an initial draw under the term loan facility of approximately $500 million to refinance the outstanding borrowings under our senior secured credit facility, a second draw in connection with the closing of the debt tender offer, a third draw to finance the offer and, if necessary, a fourth draw to finance the Bain Share Repurchase. Subject to terms and conditions to be reasonably approved of by the administrative agent, we may also make a fifth draw as needed, for other purposes which may include open market purchases of our common stock from time to time, as authorized by our board of directors.

Our ability to draw funds under the bridge loan facility will be subject to certain conditions. The initial draw to refinance the outstanding borrowings under our senior secured credit facility will be subject to customary conditions, and subsequent draws, including the draw to finance the debt tender offer, the offer and the Bain Share Repurchase, will be subject to more limited conditions. Each of these conditions is described more fully in Section 7.

Repurchase Agreement.    On February 6, 2007, in order to ensure that the Bain Capital Funds do not become the owners of more than one-third of the our shares as a result of the offer, we entered into a repurchase agreement with the Bain Capital Funds, pursuant to which we have agreed that if we purchase more than 11,594,529 shares in the offer, we will purchase from the Bain Capital Funds such number of shares (rounded to the nearest whole number) equal to

(A) the difference between (i) the number of shares held by the Bain Capital Funds and (ii) one-third (1/3) multiplied by the number of shares of our common stock outstanding after the tender offer, divided by (B) two-thirds (2/3), such that upon the closing of the repurchase, the Bain Capital Funds’ percentage ownership interest in our total outstanding shares of common stock will equal one-third of our total outstanding shares. This purchase will be for up to 1,127,736 shares, depending upon how many shares are accepted for payment in the offer, will be at the same price per share as is paid in the offer and will occur on the 11th business day following the expiration date of the offer.

The Bain Capital Funds also agreed under the repurchase agreement not to sell or purchase any shares of our common stock from the date of the expiration of the offer until the 11th business day following the expiration of the offer, or until the earlier termination of the offer other than pursuant to the consummation thereof. In addition, the Bain Capital Funds have agreed under the repurchase agreement that at any meeting of our shareholders held between the expiration of the offer and the closing of the Bain Share Repurchase (or until the earlier termination of the repurchase agreement), they will vote any shares to be purchased in the Bain Share Repurchase in the same proportions as the shares of our common stock held by persons other than the Bain Capital Funds are voted.

Additional debt.    Although we currently have no plans to incur further debt other than the bridge loan facility and the securitized debt, subject to any restrictions in the agreements governing our then-existing debt, we may decide in the future to assume additional debt, which may limit our operating flexibility, adversely affect our results of operations and financial condition and prevent us from fulfilling our other obligations.

Special cash dividend.    Depending on the number of shares tendered in the offer and the amount of borrowings available through the securitized debt, upon completion of the Recapitalization we expect, subject to the approval of our board of directors to pay a significant special cash dividend to our shareholders. In addition, in connection with our new capital structure, we expect our management to recommend to our board of directors at its February 2007 board meeting discontinuing our regular quarterly dividend and that our board of directors will consider authorizing future open market repurchases of our common stock. In the event that a special cash dividend is paid, we have approved a separate dividend equivalent rights policy to (i) allow holders of vested stock options, including our directors and executive officers, to receive a cash payment in respect of such options equal to the amount of the dividend that would be paid on the shares underlying the options and (ii) allow holders of unvested stock options to have the option exercise price reduced, to the extent permitted by applicable law, to reflect the amount of the dividend.

Future purchases of our stock.    Subject to board approval, we expect, from time to time and as circumstances permit, to acquire shares of our common stock in open market transactions. Such purchases will be made subject to market conditions, the trading price of our common stock and other considerations. Any such open market repurchases along with any special dividend payment are expected to use substantially all of any remaining proceeds of the securitized debt and no proceeds, other than under the securitized variable funding notes are expected to be used for working capital or other general corporate purposes.

Dividend policy.    In connection with our new capital structure, we expect our management to recommend to our board of directors at its February 2007 board meeting discontinuing our senior notes regular quarterly dividend. Our board of directors’ assessment will be made based on our projected future cash flows, our expected debt and other payment obligations, the benefits of retaining and reinvesting future cash flows and other factors our board of directors may deem relevant.

Purpose of the Recapitalization Plan.

We believe that the Recapitalization is consistent with our long-term goal of maximizing shareholder value. Our board of directors has analyzed our business opportunities and challenges, including our alternatives to the Recapitalization, and has considered our existing capital structure and debt levels, including the fee and interest structures of our current debt. Our board of directors has also considered the capital structure that would result from the Recapitalization, including the fact that the company will be more highly leveraged and the securitized debt is expected to carry a lower borrowing rate and fewer restrictive covenants than our existing debt. After considering these and other factors, our board of directors believes that the Recapitalization, including the incurrence of additional debt that will be used to fund the offer, the debt tender offer and the repayment of all outstanding borrowings and related accrued interest under our senior secured credit facility and, in addition, the special cash dividend and dividend equivalent payments to optionholders, would result in a capital structure that is appropriate for our business model and that the Recapitalization and the special cash dividend and dividend equivalent payments to optionholders are a prudent use of our financial resources and an effective means of providing value to our shareholders, while retaining the flexibility to take advantage of future opportunities.

As part of the Recapitalization, our board of directors determined to conduct a “modified Dutch auction” tender offer at a price range of $27.50 to $30.00 for the shares after considering, among other things, the general benefits and advantages afforded to the company by revising its capital structure through the Recapitalization, recent stock trading ranges and volumes for our common stock, various self tender offers effected by other companies, liquidity opportunities available to our shareholders, and our results of operations, current financial condition and expected future cash needs.

The primary purpose of the offer is to provide our shareholders with an opportunity to evaluate the capital structure and increased leverage expected to result from the Recapitalization and, if they desire, to sell their investment in Domino’s at a negotiated price without the typical transaction costs associated with open market transactions, while allowing shareholders who desire to continue their investment in our expected capital structure including the increased leverage after the Recapitalization to retain their shares and potentially benefit from (i) accretion in earnings per share (excluding the impact of the transaction expenses) that we expect as a result of the offer and any future open market share repurchases, (ii) increased equity return opportunities available due to our higher leverage, (iii) the expected significant special cash dividend and (iv) an increased percentage ownership in Domino’s.

Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased in the offer will avoid not only the payment of brokerage commissions but also any applicable odd-lot discounts that might be payable on sales of their shares in transactions on the New York Stock Exchange.

After the Recapitalization is completed, we believe that our anticipated cash flow from operations, our access to credit facilities and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.” In considering the Recapitalization and, in particular, the offer, our management and our board of directors took into account the expected financial impact of the Recapitalization, including the offer and other transactions.

Our board of directors has approved the Recapitalization, including the offer. However, none of Domino’s, our board of directors, the information agent or any of the dealer managers is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into the offer because we believe that you should make your own decision based on your views as to the value of Domino’s shares, our prospects and the proposed capital structure and increased leverage following the Recapitalization, as well as your liquidity needs, investment objectives and other individual considerations. Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the offer. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making the offer.

Certain Effects of the Offer.

The Recapitalization and the offer present potential risks and disadvantages to us and our continuing shareholders. If we incur all of the indebtedness contemplated by the Recapitalization that will be used to fund, among other things, the offer, the debt tender offer and the repayment of all outstanding borrowings and related accrued interest under our senior secured credit facility, our indebtedness and interest expense will increase significantly and the terms of any future indebtedness may be adversely affected.

As a result of the offer and the related borrowings under the bridge loan facility and securitized debt, our indebtedness will increase substantially in relation to our shareholders’ equity. As of September 10, 2006, after giving pro forma effect to (i) the offer (assuming we purchase 13,850,000 shares at $30.00 per share for an aggregate purchase price of $415.5 million), (ii) the Bain Share Repurchase (assuming we purchase 1,127,736 shares at $30.00 per share for an aggregate purchase price of $33.8 million), (iii) the debt tender offer (assuming that all of the 2011 notes are tendered for an aggregate purchase price of $290.7 million), (iv) the repayment of all outstanding borrowings and related accrued interest under our senior secured credit facility based on an outstanding principal amount of $463.0 million, (v) the payment of all related fees and expenses of approximately $24.0 million and (vi) the funding of these transactions by drawing $1.25 billion from the bridge loan facility, our total indebtedness would have increased from approximately $740.9 million to approximately $1.26 billion and our total shareholders’ deficit would have decreased from approximately $592.4 million to approximately $1.06 billion. If we are able to refinance the bridge loan facility with a $1.85 billion securitized facility, including $100 million in undrawn variable funding senior notes, our total indebtedness would increase to approximately $1.76 billion. In addition, the offer will reduce our “public float,” which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future as well as increased volatility of our share price. See Section 11. Expected future open market purchases, if authorized, would further reduce our public float.

Shareholders who do not tender their shares pursuant to the offer and shareholders who otherwise retain an equity interest in Domino’s as a result of a partial tender of shares or a proration will continue to be owners of Domino’s. As a result, those shareholders will likely realize a proportionate increase in their relative equity interest in Domino’s and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. These risks include our substantial increased indebtedness as a result of the Recapitalization, our reduced public float and the increased influence of the Bain Capital Funds. See “Risks to Non-tendering Shareholders.”

We can give no assurance that we will not issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on the New York Stock Exchange or otherwise, at a net price which may be significantly higher than the purchase price in the offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the offer.

Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the offer. Accordingly, if we complete the offer the proportional holdings of our directors and executive officers will likely increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the offer.

Two of our directors are representatives of the Bain Capital Funds. The Bain Capital Funds currently own approximately 27% of our outstanding shares of common stock and have elected not to tender any shares in the offer. As a result, any purchases in this offer would increase the ownership of the Bain Capital Funds (up to approximately 35% of our outstanding common stock if we purchase all 13,850,000 shares in the offer). On February 6, 2007, in order to ensure that the Bain Capital Funds do not become the owners of more than one-third of the our shares as a result of the offer, we entered into a repurchase agreement with the Bain Capital Funds, under which we agreed that if we purchase more than 11,594,529 shares in the offer, we will repurchase from the Bain Capital Funds a number of shares, up to approximately 1,127,736 shares, such that upon the closing of the repurchase, the Bain Capital Funds’ percentage ownership interest in our total outstanding shares of common stock will equal one-third of our total outstanding shares. This repurchase will be at the same price per share as is paid in the offer and will occur on the 11th business day following the expiration date of the offer.

Subject to board approval, we expect in the future to purchase additional shares in the open market subject to market conditions. We may also purchase shares, but have no current plans to do so, in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any shares, other than through the offer, until at least 11 business days after the expiration or termination of the offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the offer, our business and financial position and general economic and market conditions.

Shares acquired pursuant to the offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further shareholder action except as required by applicable law or the rules of the New York Stock Exchange or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in the offer.

Other Plans or Proposals.

Except as described in this offer to purchase, we currently have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries, taken as a whole;

•	any change in our present board of directors or management;

•	any other material change in our corporate structure or business;

•

a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system of a registered national securities association;

•	a class of our equity securities becoming eligible for termination of registration under the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition by any person of additional securities of ours or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other acquisitions that could impede acquisition or control of us.

Although we do not currently have any plans, other than as described in this offer to purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

3. Procedures for Tendering Shares.

Proper Tender of Shares.    For shares to be properly tendered, EITHER (1) OR (2) below must happen:

(1) The depositary must receive all of the following before or on the expiration date at the depositary’s address on the back page of this offer to purchase:

•

either (a) the certificates for the shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a confirmation of receipt of the shares; and

•

either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type we describe below; and

•	any other documents required by the letter of transmittal.

(2) You must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called “Price at Which You Are Tendering.” A tender of shares will be proper if, and only if, this pricing section is properly completed.

•

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the letter of transmittal next to “Shares Tendered at a Price Determined Pursuant to The Offer.” This means that you will accept the purchase price selected by us in accordance with the terms of the offer, and your tendered shares will be treated the same as shares tendered at the minimum price of $27.50 per share. Note that this election could result in your shares being purchased at the minimum price of $27.50 per share.

•

If you wish to indicate a specific price (in multiples of $0.25 per share) at which your shares are being tendered, you must check ONE box in the section of the letter of transmittal next to “Shares Tendered at a Price Determined by You.” You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the “Price at Which You Are Tendering” section on each letter of transmittal.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Endorsements and Signature Guarantees.    Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

•

the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the letter of transmittal; or

•

shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an “eligible guarantor institution.”

See Instruction 1 of the letter of transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the letter of transmittal, then:

•	your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

•	the signature on (1) the letter of transmittal, and (2) on your endorsed certificates or stock power must be guaranteed by an eligible guarantor institution.

Method of Delivery.    Payment for shares tendered and accepted for payment under the offer will be made only after timely receipt by the depositary of all of the following:

•	certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility as described below;

•

one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer; and

•	any other documents required by the letter of transmittal.

The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

All deliveries made in connection with the offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us, the dealer managers, the information agent or the book-entry transfer facility. Any documents delivered to us, the dealer managers, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery.    The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of the offer within two business days after the date of this offer to purchase. Any institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary’s account in accordance with that facility’s procedure for the transfer.

Even if delivery of shares is made through book-entry transfer into the depositary’s account at the book-entry transfer facility, EITHER (1) OR (2) below must occur:

(1) The depositary must receive all of the following before or on the expiration date at the depositary’s address on the back page of this offer to purchase:

•

one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer; and

•	any other documents required by the letter of transmittal; or

(2) The guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

Guaranteed Delivery.    If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

•	the tender is made by or through an eligible guarantor institution;

•

the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration time, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

•	all of the following are received by the depositary within three New York Stock Exchange trading days after the date of receipt by the depositary of the notice of guaranteed delivery, either:

•

the certificates representing the shares being tendered together with (a) a letter of transmittal, or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or

•

in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under “— Book-Entry Delivery:” (a) a letter of transmittal or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer and any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of we, the depositary, the information agent, the dealer managers or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at the expiration date, the person so tendering:

•

within the meaning of Rule 14e-4, has a “net long position” equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares; and

•	will deliver or cause to be delivered the shares within the period specified in the offer; or

•

in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the offer, delivers or causes to be delivered the shares within the period specified by the offer.

A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered; and

•	the tender of shares complies with Rule 14e-4.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under the offer will constitute a binding agreement between you and us upon the terms and conditions of the offer described in this and related documents.

Return of Unpurchased Shares.    If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

Procedure for stock options.    We are not offering, as part of the offer, to purchase any stock options outstanding and tenders of stock options will not be accepted. Holders of stock options who wish to participate in the offer may exercise their stock options and purchase shares, and then tender the shares under the offer, provided that any exercise of a stock option and tender of shares is in accordance with applicable law and the terms of the applicable plan and option agreements. In no event are any stock options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the offer are not purchased in the offer for any reason.

Procedures for Participants in the Dividend Reinvestment Plan.    Holders of shares in Domino’s Dividend Reinvestment Plan may instruct the depositary to tender such shares by completing the appropriate section of the letter of transmittal. If a shareholder tenders shares held in the Dividend Reinvestment Plan, all such shares credited to such shareholder’s account(s) will be tendered, unless the shareholder otherwise specifies in the letter of transmittal. If a shareholder does not complete the section of the letter of transmittal instructing the depositary to tender Shares held under the Dividend Reinvestment Plan, no shares held in that shareholder’s Dividend Reinvestment Plan account will be tendered.

Procedures for Participants in the Domino’s Pizza 401(k) Savings Plan.    A participant in the Domino’s Pizza 401(k) Savings Plan, which we refer to as the 401(k) Plan, may instruct Fidelity, the 401(k) Plan trustee, to tender some or all of the shares allocated to a participant’s account by completing the Instruction Form in accordance with the instructions in the “Letter to Participants in the Domino’s Pizza 401(k) Savings Plan” furnished separately to participants in the 401(k) Plan and returning it to Fidelity in accordance with those instructions. All documents furnished to shareholders generally in connection with the offer will be made available to participants whose plan accounts are credited with shares. Participants in the 401(k) Plan cannot use the letter of transmittal to direct the tender of shares held under the 401(k) Plan, but must use the Instruction Form included in the separate instruction letter sent to them. Participants in the 401(k) Plan who also hold shares outside of the plan, however, must (i) use the letter of transmittal to tender shares held outside of the plan and (ii) complete the Instruction Form according to the instructions in the “Letter to Participants in the Domino’s Pizza 401(k) Savings Plan” for shares held under the 401(k) Plan. The 401(k) Plan is prohibited by law from selling shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender shares at a price that is lower than the closing price of our common stock on the last trading day before the date the offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the New York Stock Exchange on the date the offer expires. This could result in a participant’s shares not being purchased in the offer. If the closing price of our common stock on the last trading day before the date the offer expires is greater than the maximum price available in the offer, none of the shares will be tendered and a participant’s tender will be deemed to have been withdrawn.

The proceeds received by the 401(k) Plan from any tender of shares from a participant’s plan account will be invested in accordance with the participant’s instructions and the requirements of the plan.

Participants in the 401(k) Plan are urged to read the separate “Letter to Participants in the Domino’s Pizza 401(k) Savings Plan” and related materials carefully. This letter contains additional information regarding the potential tax consequences of tendering any shares from a participant’s plan account.

Procedures for Participants in the Domino’s Pizza, Inc. 2004 Employee Stock Payroll Deduction Plan (ESPDP) . Participants in our Employee Stock Payroll Deduction Plan, or ESPDP, may tender all or some of their shares held in the participant’s account, subject to the terms of the ESPDP, including the ESPDP’s one-year holding period. Participants in the ESPDP with shares that have met the one-year holding period and who wish to participate in the tender offer should contact Fidelity at (800) 544-9354.

Federal Income Tax Withholding.    To prevent backup federal income tax withholding equal to 28% of the gross payments payable pursuant to the offer, each non-corporate shareholder who is not a foreign shareholder (as defined below) and who does not otherwise establish an exemption from backup withholding must notify the depositary of the shareholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Failure to timely provide the correct taxpayer identification number on substitute Form W-9 may subject the shareholder to a $50 penalty imposed by the Internal Revenue Service. A shareholder that is a foreign shareholder should generally complete and sign an appropriate Form W-8 in order to avoid backup withholding; however, if the foreign shareholder is neither an individual nor a corporation, in order to prevent backup federal income tax withholding, the foreign shareholder may also be required to provide an appropriate Form W-8 or a Form W-9 with respect to its partners, members, beneficiaries or owners and their beneficial owners.

As more fully described below, in the case of a foreign shareholder, even if such shareholder has provided the required certification to avoid backup withholding, the depositary will withhold 30% of the gross payments made pursuant to the offer unless a reduced rate of withholding or an exemption from withholding is applicable. The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder unless the depositary and we determine that (a) a reduced rate of withholding is available pursuant to a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder generally is a shareholder that is not:

•	an individual citizen or resident of the United States,

•	a corporation, or other entity taxable as a corporation created or organized in or under the laws of the United States, any state or any political subdivision thereof,

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of the income, or

•

a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions, or which has properly elected to be treated as a U.S. person.

In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the depositary before any payment is made to the shareholder a properly completed and executed IRS Form W-8BEN with respect to the foreign shareholder and, in the case of a foreign shareholder that is neither an individual nor a corporation, the foreign shareholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or W-9 with respect to partners, members, beneficiaries or owners (and their beneficial owners) of the foreign shareholder. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the depositary before any payment is made to the shareholder a properly completed and executed IRS Form W-8ECI. We and the depositary will determine a shareholder’s status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 15 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

For a discussion of certain United States federal income tax consequences generally applicable to tendering shareholders, see Section 15.

Lost or Destroyed Certificates.    If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact the depositary at (877) 248-6417 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the depositary immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

4. Withdrawal Rights.

Shares tendered in the offer may be withdrawn at any time before the expiration date and, unless we have already accepted your shares for payment after the offer expires, may also be withdrawn any time after 12:01 a.m., New York City time, on April 5, 2007. Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable.

For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this offer to purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of we, the depositary, the information agent, the dealer managers or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 3.

If we extend the offer, or if we are delayed in our purchase of shares or are unable to purchase shares under the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the offer, we will:

•

determine the purchase price that we will pay for shares properly tendered and not properly withdrawn under the offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders; and

•	accept for payment and pay for, and thereby purchase, shares validly tendered at or below the purchase price and not properly withdrawn.

For purposes of the offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, proration and conditional tender provisions of the offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under the offer.

Upon the terms and subject to the conditions of the offer, promptly after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under the offer. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of:

•	certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) or an agent’s message in the case of a book-entry transfer; and

•	any other documents required by the letter of transmittal.

We will pay for the shares purchased under the offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration immediately following expiration of the offer. In such cases it could be seven to ten business days after the expiration date before we are able to commence payment for the tendered shares.

Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in the offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in the offer. If, however:

•

payment of the purchase price is to be made to, or, in the circumstances permitted by the offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder; or

•	if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the letter of transmittal.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to required backup federal income tax withholding of 28% of the gross proceeds paid to that shareholder or other payee pursuant to the offer. See Section 3. Also see Section 3 regarding federal income tax consequences for foreign shareholders.

6. Conditional Tender of Shares.

Under certain circumstances, we may prorate the number of shares purchased in the offer. As discussed in Section 15, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure our purchase of shares in the offer from the shareholder in a manner that the transaction would be treated as a sale of the shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each shareholder to consult with his or her own tax advisor.

If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In the appropriate box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the offer expires, if more than 13,850,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 13,850,000 shares (or such greater number of shares as we may elect to purchase), then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 13,850,000 shares (or such greater number of shares as we may elect to purchase). In selecting these conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the shareholder.

7. Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after February 7, 2007 and prior to the time of payment for any shares (whether or not any shares have theretofore been accepted for payment, purchased or paid for under the offer) any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with the offer or with acceptance for payment or payment for the shares in the offer:

1. We are or will be unable on or prior to the time of payment for any shares to meet the conditions of the bridge loan facility necessary to draw funds that will be sufficient to purchase the shares tendered pursuant to the offer, to purchase the 2011 notes and pay for consents tendered pursuant to the debt tender offer, to repay all outstanding borrowings under our existing senior secured credit facility, and to pay related fees and expenses (See Section 9);

2. We have not received the consent of the holders of at least a majority of the aggregate principal amount of the outstanding 2011 notes to amend certain covenants governing such notes pursuant to the debt tender offer;

3. There shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

(a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of shares under the offer, or is otherwise related in any manner to, or otherwise affects, the offer; or

(b) could, in our reasonable judgment, materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business and that of our subsidiaries, taken as a whole, or materially impair the offer’s contemplated benefits to us;

4. There shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (3) above;

5. The declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

6. Any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

7. The commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

8. Any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

9. Legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the offer in any manner that would adversely affect us or any of our affiliates;

10. Any change or event occurs, is discovered, or is threatened to our business, condition (financial or otherwise), income, operations, or prospects or that of our subsidiaries, taken as a whole, or in ownership of our shares, which in our reasonable judgment is or may be material to us or otherwise makes it inadvisable for us to proceed with the offer;

11. In the case of any of the foregoing existing at the time of the announcement of the offer, a material acceleration or worsening thereof;

12. A 10% decrease in the market price of our shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects or that of our subsidiaries, taken as a whole, or on the trading in our shares;

13. Any decline in the New York Stock Exchange Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on February 6, 2007;

14. A tender or exchange offer with respect to some or all of our outstanding shares, other than the offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares (in each case, other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission before February 7, 2007 or in any subsequent Schedule 13G filed with the Securities and Exchange Commission);

15. Any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares;

16. We determine that the completion of the offer and the purchase of the shares may cause our common stock to be delisted from the New York Stock Exchange or to be subject to deregistration under the Exchange Act.

The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances (including our action or inaction) that give rise to the conditions and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of the offer. Any determination or judgment by Domino’s concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

Our shares are listed and principally traded on the New York Stock Exchange under the symbol “DPZ.” The high and low sales prices per share on the New York Stock Exchange as compiled from published financial sources for the periods indicated are listed below:

	High	Low

2005
First Quarter	$18.37	$16.41
Second Quarter	23.11	17.77
Third Quarter	25.91	21.41
Fourth Quarter	25.90	20.56

2006
First Quarter	28.68	23.67
Second Quarter	28.90	22.88
Third Quarter	25.05	21.01
Fourth Quarter	28.50	24.10

2007
First Quarter (through February 6, 2007)	29.10	27.55

On February 6, 2007 the last full trading day prior to our announcement of the offer, the closing per share price of our common stock on the New York Stock Exchange was $28.70. We urge shareholders to obtain current quotations of the market price of the shares.

Our board of directors declared quarterly dividends of $0.10 per share of common stock in 2005 and quarterly dividends of $0.12 per share of common stock in 2006. However, in connection with our new capital structure, we expect our management to recommend to our board of directors at its February 2007 board meeting discontinuing our regular quarterly dividend. Our board of directors’ assessment will be made based on our projected future cash flows, our expected debt and other payment obligations, the benefits of retaining and reinvesting future cash flows and other factors our board of directors may deem relevant. Whether any future dividends are paid, and the actual amount of any dividends, will depend upon future earnings, results of operations, capital requirements, our financial condition and other factors. There can be no assurance as to the amount of free cash flow that we will generate in future years and, accordingly, dividends will be considered after reviewing returns to shareholders, profitability expectations and financing needs and will be declared at the discretion of our board of directors.

Our board of directors may authorize the payment of dividend equivalent rights, entitling holders of vested options to purchase our common stock to receive in respect of each share underlying the vested option any regular cash dividend paid by us to holders of our common stock.

Following the Recapitalization, we expect, subject to the approval of our board of directors, to pay a significant special cash dividend to our shareholders. In the event that a special cash dividend is paid, we have approved a separate dividend equivalent rights policy to (i) allow holders of vested stock options, including our directors and executive officers, to receive a cash payment in respect of such options equal to the amount of the dividend that would be paid on the shares underlying the options and (ii) allow holders of unvested stock options to have the option exercise price reduced, to the extent permitted by applicable law, to reflect the amount of the dividend.

9. Source and Amount of Funds.

Required Funding.    Assuming that the maximum number of shares is tendered in the offer and the purchase price is an amount between $27.50 and $30.00 per share, the aggregate purchase price for the shares purchased in the offer will be between approximately $380.9 million and $415.5 million and the aggregate purchase price for the shares purchased pursuant to the Bain Share Repurchase will be between approximately $31.0 million and $33.8 million. Concurrent with the offer, we are conducting the debt tender offer for our 2011 notes. As of February 2, 2007, there was approximately $273.9 million aggregate principal amount of 2011 notes outstanding. We also intend to repay all outstanding borrowings under our senior secured credit facility, under which, as of February 2, 2007, approximately $463.0 million in borrowings under the term loan facility outstanding.

Bridge loan facility

We expect to fund the purchase of the shares tendered in the offer, the purchase of 2011 notes in the debt tender offer, the repayment of all outstanding borrowings and related accrued interest under our senior secured credit facility and the payment of all related fees and expenses with borrowings of approximately $1.25 billion under the bridge loan facility that we expect to enter into in connection with the offer. We have obtained a commitment from affiliates of the dealer managers, subject to customary conditions, to provide the bridge loan facility. Our ability to incur the debt under our bridge loan facility is dependent upon our obtaining the consent of the holders of at least a majority of the aggregate principal amount of our outstanding 2011 notes to amend the indenture governing the 2011 notes to eliminate certain restrictive covenants. The following is a summary of the material terms that we expect to be included bridge loan facility.

General.    In connection with the offer and the debt tender offer we expect that, Domino’s, Inc., our wholly-owned subsidiary, will enter into a credit agreement with a syndicate of banks, financial institutions and other entities, including affiliates of the dealer managers, and Lehman Commercial Paper Inc., as administrative agent and collateral agent, which we refer to in this offer to purchase as the bridge loan facility. Under the terms of the bridge loan facility, we expect to have the ability to borrow up to $1.35 billion, subject to certain terms and conditions. The bridge loan facility is expected to consist of (i) a $1.25 billion term loan that we may borrow in up to five separate drawings and (ii) a $100 million revolving credit facility. The terms of the revolving credit facility would include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans, to be available in U.S. dollars. We also expect to have the right to increase the term loan by up to $250 million if we obtain lenders willing to provide such incremental credit, referred to as an uncommitted accordion facility. The loans issued under any such additional tranches will have terms no more favorable than the terms of the bridge loan facility, except that the interest rate may be up to 0.5% higher.

Borrowings.    We anticipate making an initial draw under the term loan facility of approximately $500 million to refinance the outstanding borrowings under our senior secured credit facility, a second draw in connection with the closing of the debt tender offer, a third draw to finance the offer and, if necessary, a fourth draw to finance the Bain Share Repurchase. Subject to terms and conditions to be reasonably approved of by the administrative agent we may also make a fifth draw, as needed, for other purposes which may include open market purchases of our common stock from time to time as authorized by our board of directors.

Conditions to Borrowings.    Draws made under the term loan facility will be subject to certain conditions. The initial draw is expected to be subject to, among other conditions, (i) the absence of any event, circumstance, development, change or effect that is or would be materially adverse to our business, to our ability to perform our obligations under the bridge loan documentation or to the rights and remedies of the lenders under the bridge loan documentation, or a “material adverse effect,” (ii) the absence of any continuing default or event of default and (iii) the accuracy of all representations and warranties in all material respects. Subsequent draws for purposes of funding the offer, the debt tender offer and the Bain Share Repurchase are expected to be conditioned upon (i) the absence of a material adverse effect, (ii) the absence of any litigation reasonably likely to result in a material adverse effect or prohibit, restrict or enjoin the transactions contemplated in the Recapitalization, (iii) the absence of a bankruptcy default and (iv) the accuracy of the representations and warranties relating to the financial statements and financial condition of Domino’s, Inc. All other borrowings under the bridge loan facility are expected to be subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Interest and Fees.    Borrowings under the bridge loan facility are expected to bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.50% and (2) the prime commercial lending rate as set forth on the British Banking Association Telerate Page 5 or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin is expected to be 0.50% for base rate loans and 1.5% for LIBOR borrowings. The interest margins are expected to increase by 0.50% per annum 270 days after the initial draw and increase by another 0.25% per annum every 90 days thereafter up to and including the date that is 720 days after the initial draw.

We expect that any swingline loans will bear interest at a rate equal to the base rate plus the applicable margin.

In addition to paying interest on outstanding principal under the bridge loan facility, we will be required to pay a term loan commitment fee equal to 0.75% per annum on the unused amounts of the commitments under the bridge term loans and a revolving credit commitment fee equal to 0.50% per annum in respect of unused commitments thereunder. We must also pay customary letter of credit fees and agency fees.

Mandatory Prepayments.    Subject to exceptions, the bridge loan facility is expected to require mandatory prepayments in amounts equal to:

•	100% of the net proceeds from asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions and baskets;

•	100% of the net cash proceeds received in connection with the closing of the securitized debt;

•	100% of the net cash proceeds from certain incurrences of other debt; and

•	beginning in April 2008, 50% of our annual excess cash flow (as defined in the credit agreement governing the bridge loan facility).

Voluntary Prepayments.    Voluntary prepayments and commitment reductions are expected to be permitted, in whole or in part, in minimum amounts without prepayment or penalty, other than customary breakage costs with respect to LIBOR borrowings.

Amortization and Final Maturity.    We expect that the bridge loan facility will require scheduled quarterly payments, commencing one year after the initial draw, on the term loans each equal to 0.25% of the original principal amount of the term loans, with the balance paid at maturity. There is not expected to be any scheduled amortization for the revolving loans. The principal amount outstanding of the revolving loans under the bridge loan facility will be due and payable in full on the maturity date.

The bridge loan facility is expected to be for a one year term, but the bridge term loans may be converted into senior term loans maturing on the fifth anniversary of the initial draw, subject to certain terms and conditions, including the absence of bankruptcy and the payment of a 1.5% fee on the amount of the bridge term loans converted into senior term loans. If the bridge term loans are converted into senior term loans, then the revolving credit facility will also be extended to the fifth anniversary of the initial draw.

Collateral and Guarantors.    The bridge loan facility is expected to be guaranteed by us and all of Domino’s, Inc.’s existing and future direct and indirect domestic subsidiaries, and is expected to be secured by substantially all of our existing and future property and assets and by a pledge of the capital stock of our domestic subsidiaries and up to 66% of the voting capital stock (and 100% of any non-voting capital stock) of the top tier of our foreign subsidiaries.

Restrictive Covenants and Other Matters.    We expect that the bridge loan facility will require that we comply on a quarterly basis with certain financial covenants, including a maximum leverage ratio test and a minimum interest coverage ratio test. In addition, we expect that the bridge loan facility will include negative covenants, subject to exceptions, restricting or limiting our ability and the ability of our subsidiaries to, among other things:

•	sell assets;
•	alter the business we conduct;
•	engage in mergers, acquisitions and other business combinations;
•	declare dividends or redeem or repurchase capital stock;
•	incur, assume or permit to exist additional indebtedness or guarantees;
•	make loans and investments;
•	incur liens;
•	prepay, redeem or purchase certain subordinated indebtedness;
•	enter into agreements limiting subsidiary distributions;
•	enter into transactions with affiliates; and
•	make capital expenditures.

The bridge loan facility is expected to contain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, loss of material lien on collateral and change in control. If such an event of default occurs, the lenders under the bridge loan facility would be entitled to take various actions, including the acceleration of amounts due under the bridge loan facility and all actions permitted to be taken by a secured creditor.

Proceeds.    We will draw on the bridge loan facility to repay all outstanding borrowings under our senior secured credit facility, to pay for notes tendered and consents delivered in the debt tender offer and to pay the purchase price for the shares purchased in the offer, as well as to pay all related fees and expenses. We may also decide to use any remaining proceeds from the bridge loan facility for other purposes, including open market purchases of our common stock from time to time as authorized by our board of directors.

Securitized Debt

We expect to refinance our borrowings under the bridge loan facility with new securitized debt. We are currently negotiating the terms and availability of the securitized debt, and the following is a summary of the expected material terms of the debt. However, no assurance can be given that we will be able to obtain the terms described below or other acceptable terms for our securitized debt or the amount of the securitized debt, in which case, if we were unable to complete a securitized debt financing, we would continue to have outstanding borrowings under the bridge loan facility until such time, if any, as we are able to refinance the bridge loan facility. In addition, our access to capital is affected by prevailing conditions in the financial and capital markets and other factors beyond our control. There can be no assurance that market conditions will be favorable at the times that we require new or additional financing.

Securitization of Assets.    As part of the Recapitalization, we expect to securitize substantially all of our existing revenue-generating assets, which principally consist of our franchise-related agreements, product distribution agreements and license agreements for the use of our intellectual property. The securitization will consist of the transfer of these revenue-generating assets to a number of newly created limited-purpose, bankruptcy remote companies. These companies will be wholly-owned, indirect subsidiaries of Domino’s Pizza, Inc. and will co-issue or guarantee three new classes of notes.

Terms of the Notes.    The bankruptcy-remote, special purpose entities will co-issue or guarantee notes secured by the assets transferred to the securitization entities. Upon consummation of the securitization, our subsidiary, Domino's Pizza LLC, will act as servicer, operating the business of the securitization entities pursuant to a servicing agreement. We expect that the securitized debt will contain covenants, representations and warranties and closing conditions that are customary for an offering of securitized debt of this nature.

The aggregate principal amount of the notes is expected to be approximately $1.85 billion. We expect that this will be comprised of fixed rate senior notes, fixed rate subordinated notes and variable funding senior notes. Each class of note is expected to have an interest-only payment period of five years, with two one-year extension periods that may be exercised by the co-issuers, such exercise to be subject to the ability to meet certain financial covenants and the absence of continuing events of default and rapid amortization events. After the interest-only period (including any extension of the interest only period), the notes are expected to amortize based on the cash flow available from the secured assets and have a maturity of thirty years from the original issuance. As a result, after the expiration of the interest only period, cash flow would be directed to the repayment of the securitized debt and, other than a weekly fee sufficient to cover our selling, general and administrative expenses would not be available for operating our business. The variable funding senior notes would be pari passu with the fixed rate senior notes and senior to the fixed rate subordinated notes.

We expect that the proceeds from any draw on variable funding senior notes, which operate like a revolving credit facility, would be available for any corporate purpose of the securitization entities, including, without limitation, working capital, letters of credit, distributions to parent companies and credit enhancement in connection with franchising activities. Draws under the variable funding senior notes are expected to be subject to (i) no continuing event of default or rapid amortization event, (ii) a quarterly debt service coverage ratio test and (iii) the accuracy of customary representations and warranties.

Interest and Fees.    We expect that, during the first five years following issuance, the senior notes will accrue interest at an original spread plus the five-year swap rate. If an extension election is made, then the interest rate on the fixed rate senior notes will be reset for one year at LIBOR plus the original spread plus a potential additional first election spread based upon a debt service coverage ratio. If a second extension election is made, then the interest rate on the fixed rate senior notes will be reset for one year at LIBOR plus the original spread plus an additional second election spread, if any, based upon a debt service coverage ratio.

We expect that, during the first five years following issuance, the subordinated notes will accrue interest at an original spread plus the five-year swap rate. If an extension election is made, then the interest rate on the fixed rate subordinated notes will be reset for one year at LIBOR plus the original spread plus a potential additional first election spread based upon a debt service coverage ratio. If a second extension election is made, then the interest rate on the subordinated notes will be reset for one year at LIBOR plus the original spread plus a potential additional second election spread, if any, based upon a debt service coverage ratio.

We expect that interest will accrue on the outstanding principal amount of the variable funding senior notes at a variable rate equal to LIBOR plus an original spread. If an extension election is made, then the interest rate on the outstanding variable funding senior notes would be reset for one year at the rate of LIBOR plus the original spread plus a potential additional first election spread based upon a debt service coverage ratio. If a second extension election is made, then the interest rate on the outstanding variable funding senior notes would be reset for one year at the rate of LIBOR plus the original spread plus a potential additional second election spread based upon a debt service coverage ratio.

In addition, we expect the co-issuers will pay certain fees for the variable funding senior notes, including a fronting fee, a fee on the aggregate face amount of all outstanding letters of credit and a commitment fee on the average daily unused portion of the variable funding note commitment.

Insurance.    Pursuant to an insurance policy, we expect that an insurance company will guarantee timely payment of interest when due and principal at legal final maturity of the fixed rate senior notes and the variable funding senior notes. We expect that the insurance policy will provide that, in the event of a first or second extension election on the fixed rate senior notes, any interest due on the fixed rate senior notes in excess of the interest rate prior to such election would not be insured. The fixed rate subordinated notes will not be insured under the insurance policy.

Ratings.    In addition to customary closing conditions, we expect that it will be a condition of closing that the fixed rate senior notes and the variable funding senior notes receive a rating by Moody’s Investor Service, Inc. and Standard & Poor’s Rating Group of at least Aaa and AAA, respectively, and that the fixed rate subordinated notes receive a rating by Standard & Poor’s of at least BB.

Proceeds.    We expect to use the proceeds from the issuance of the securitized debt to refinance the amounts outstanding under our bridge loan facility. We may also decide to use the proceeds from the securitized debt to pay a special cash dividend and other general corporate purposes, including open market stock purchases from time to time as authorized by our board of directors.

10. Information About Us.

General.    We are the number one pizza delivery company in the United States, based on reported consumer spending, and have a leading presence internationally. We pioneered the pizza delivery business and have built the Domino’s Pizza® brand into one of the most widely-recognized consumer brands in the world. Together with our franchisees, we have supported the Domino’s Pizza® brand with an estimated $1.3 billion in domestic advertising spending over the past five years. As of September 10, 2006, we operated through a network of 8,238 Company-owned and franchise stores, located in all 50 states and in more than 50 countries. In addition, we operate 17 regional dough manufacturing and distribution centers in the contiguous United States and eight dough manufacturing and distribution centers outside the contiguous United States. The foundation of our system-wide success and leading market position is our strong relationship with our franchisees, comprised of approximately 2,000 owner-operators dedicated to the success of our Company and the Domino’s Pizza® brand.

Over our 45-year history, we have developed a simple business model focused on our core strength of delivering quality pizza in a timely manner. This business model includes a delivery-oriented store design with low capital requirements, a focused menu of pizza and complementary side items, committed owner-operator franchisees and a vertically-integrated distribution system. Our earnings are driven largely from retail sales at our franchise stores, which generate royalty payments and distribution revenues to us. We also generate earnings through retail sales at our Company-owned stores.

We operate our business in three segments: domestic stores, domestic distribution and international.

Domestic stores.    As of September 10, 2006, the domestic stores segment was comprised of 4,535 franchise stores and 565 Company-owned stores.

Domestic distribution.    Our domestic distribution segment manufactures dough and distributes food and supplies to all of our domestic Company-owned stores and over 98% of our domestic franchise stores.

International.    As of September 10, 2006, our international segment oversaw 3,138 franchise stores outside the contiguous United States. It also manufactures dough and distributes food and supplies in a limited number of these markets.

Our address is 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 and our telephone number is 734-930-3030.

Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. In connection with this offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to the offer.

Incorporation by Reference.    The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This offer to purchase incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the Securities and Exchange Commission. These documents contain important information about us.

•	Our annual report on Form 10-K for the fiscal year ended January 1, 2006 (File No. 001-32242);

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 26, 2006, June 18, 2006 and September 10, 2006 (File No. 001-32242);

•	Our current reports on Form 8-K filed with the SEC on March 13, 2006, June 1, 2006, July 28, 2006, October 20, 2006 and February 7, 2007 (File No. 001-32242); and

•	Our proxy statement on Schedule 14A filed with the SEC on April 4, 2006.

In addition, prior to the expiration of the offer, we intend to file our annual report on Form 10-K for the fiscal year ended December 31, 2006, and we will amend this offer to purchase to incorporate by reference the information in that report.

You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Domino’s Pizza, Inc.

Attn: Investor Relations

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

Copies of these filings are also available, without charge, on our website at http://www.dominos.com.

11. Certain Financial Information.

Historical Financial Information.    We incorporate by reference herein the financial statements and notes thereto included in our annual report on Form 10-K for the fiscal year ended

January 1, 2006 and our quarterly reports on Form 10-Q for the fiscal quarters ended March 26, 2006, June 18, 2006 and September 10, 2006. You should refer to Section 10 for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission, including filings that contain our financial statements.

Selected Historical and Pro Forma Financial Information.    The following tables show (1) selected historical financial information for the three fiscal quarters ended September 10, 2006 and (2) selected pro forma financial information as of and for the same period, assuming (a) the purchase of 13,850,000 shares in the offer at the maximum purchase price of $30.00 per share for an aggregate purchase price of $415.5 million, (b) the purchase of 1,127,736 shares in the Bain Share Repurchase at the maximum purchase price of $30.00 per share for an aggregate purchase price of $33.8 million, (c) the purchase, for a premium, of all of the outstanding 2011 notes in the debt tender offer for an aggregate purchase price of $290.7 million, (d) the repayment of all outstanding borrowings and related accrued interest under our senior secured credit facility based on an outstanding principal amount of $463.0 million, (e) the payment of all related fees and expenses estimated to be approximately $24.0 million and (f) the funding of these transactions by borrowing approximately $1.25 billion under the bridge loan facility on the terms described in Section 9. This information does not assume or reflect any pro forma effects related to the expected securitized debt described in Section 9. No assurance can be given that we will be able to negotiate acceptable terms for our securitized debt or that the amount of securitized debt we will be able to negotiate will be sufficient to repay the bridge loan facility, in which case we would continue to have outstanding borrowings under the bridge loan facility until such time, if any, as we are able to refinance the bridge loan facility.

The selected pro forma information is based on our historical financial information for the three fiscal quarters ended September 10, 2006 and gives effect to the transactions described above as if they were completed on January 2, 2006 for income statement information and on September 10, 2006 for balance sheet information. The historical financial information has been adjusted to give effect to pro forma items that are (i) directly attributable to the transactions, and (ii) factually supportable. With respect to the income statement information, only the pro forma events expected to have a continuing impact on the consolidated results are included. The pro forma financial information excludes certain non-recurring items relating to the extinguished debt including the write-off of the unamortized balances of deferred financing costs of $8.8 million, debt premiums of $16.8 million and reversal of unrealized gains on interest rate derivative contracts of $3.2 million, net of tax.

The pro forma financial information is intended for informational purposes only and does not purport to represent what our results of operations and financial condition would have been had the transactions described above actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

The selected historical financial data and the pro forma financial information should be read in conjunction with “Recapitalization” and “Risks to Non-tendering Shareholders” included elsewhere in this offer to purchase and our historical financial statements included in our quarterly report on Form 10-Q for the fiscal quarter ended September 10, 2006, which has been filed with the Securities and Exchange Commission and is incorporated by reference into this offer to purchase. The pro forma financial information is not in compliance with the requirements of Article 11 of Regulation S-X as it does not give effect to the transactions described above for the fiscal year ended January 1, 2006.

	Three Fiscal Quarters Ended September 10, 2006
(In thousands, except share and per share data)	Historical	Pro Forma

Income statement data:	(unaudited)
Total revenues	$1,002,065	$1,002,065
Income from operations	$151,003	$151,003
Interest expense, net (1)	$37,704	$63,093
Net income (2)	$75,182	$59,441
Weighted average shares outstanding: (3)
Common stock - basic	63,481,768	48,504,032
Common stock - diluted	64,856,318	49,878,582
Earnings per share:
Common stock - basic	$1.18	$1.23
Common stock - diluted	$1.16	$1.19

	As of September 10, 2006
(In thousands)	Historical	Pro Forma

Balance sheet data:	(unaudited)
Current assets (4)	$137,838	$147,325
Long-term assets (5)	$221,811	$243,525
Total assets	$359,649	$390,850
Current portion of long-term debt	$279	$279
Current liabilities, less current portion of long-term debt (6)	$157,550	$143,589
Long-term debt (7)	$740,656	$1,255,247
Other long-term liabilities	$53,599	$53,367
Total stockholders’ deficit (8)	$(592,435)	$(1,061,632)
(1)	Represents incremental interest expense related to the bridge loan facility of $20.8 million based on an interest rate equal to 150 basis points over the three-month LIBOR rate that was in effect on February 6, 2007, net of interest savings on the pro forma debt extinguishment through the debt tender offer and the senior debt repayment. A 1/8% change in the interest rate on our pro forma indebtedness would change pro forma interest expense by approximately $1.1 million for the three fiscal quarters ended September 10, 2006. The adjustment also includes (i) the amortization of deferred financing costs over the term of the bridge loan facility of $3.4 million, and (ii) commitment fees based on availability under the revolving credit facility of $0.2 million. If the offer is not fully subscribed, for every 1,000,000 shares of the 13,850,000 that are not tendered, the company would earn pre-tax interest income of approximately $0.8 million for the three fiscal quarters ended September 10, 2006 (assuming an interest rate of 4%).
(2)	Includes the impact of the estimated tax effect resulting from the pro forma adjustments at an income tax rate of 38.0%.
(3)	Reflects the reduction in the weighted average number of shares outstanding resulting from this offer and the Bain Share Repurchase.
(4)	Includes (i) $12.7 million in excess cash from the proceeds of the bridge loan facility, and (ii) the elimination of unrealized gains of $3.2 million, net of tax, on interest rate derivative contracts that will be settled when the existing debt under our senior secured credit facility is extinguished. If the number of shares tendered exceeds 13,850,000 and the company exercises its option to repurchase an additional 2% of the outstanding shares (approximately 1.88 million shares including additional shares repurchased from the Bain Capital Funds), the company may need to use its existing cash and cash equivalents as well as incur additional debt to pay the estimated $56.3 million required for this repurchase based on a maximum purchase price of $30 per share.
(5)	Includes deferred financing costs of $24.3 million to be capitalized in connection with the bridge loan facility less the write-off of deferred financing costs of $8.8 million attributable to the pro forma debt extinguishment through the debt tender offer and the senior debt repayment and the related income tax effects.
(6)	Includes the payment of the accrued interest on the extinguished debt and the related tax effect.
(7)	Reflects additional indebtedness issued in connection with the bridge loan facility and the debt extinguishment through the debt tender offer and the repayment of the senior secured credit facility.
(8)	Reflects the reduction in Capital Stock and Additional Paid-In Capital of $449.3 million as a result of the repurchase of 14.98 million shares at $30.00 per share and the impact on Retained Earnings of the payment of the debt premium, the reversal of the debt discount on the outstanding 2011 notes, the write-off of the unamortized deferred financing costs, the reversal of unrealized gains on the interest rate derivatives, and the related tax effects.

12. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

The following table sets forth information (based upon filings with the Securities and Exchange Commission and other information provided to us) with respect to the persons believed by us to own beneficially more than 5% of our outstanding common stock and does not take into account any effects of the offer.

	Common Stock, par value $.01 per share
Name	Number of shares	Percentage of class
Bain Capital Fund VI, L.P. and Related Funds c/o Bain Capital Partners, LLC 111 Huntington Avenue Boston, Massachusetts 02199(1)	16,990,038	27.2%

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109(2)	8,971,500	13.4%

Barclays Global Investors, N.A. 45 Fremont Street and Related Funds San Francisco, California 94105(3)	4,698,795	7.5%

(1)	The shares included in the table consist of shares held by each of Bain Capital Fund VI, L.P., a Delaware limited partnership (“BCF VI”), Bain Capital VI Coinvestment Fund, L.P., a Delaware limited partnership (“BC VI Coinvest”), BCIP Associates II, a Delaware general partnership (“BCIP II”), BCIP Trust Associates II, a Delaware general partnership (“BCIP Trust II”), BCIP Associates II-B, a Delaware general partnership (“BCIP II-B”), BCIP Trust Associates II-B, a Delaware general partnership (“BCIP Trust II-B”), BCIP Associates II-C, a Delaware general partnership (“BCIP II-C”), PEP Investments PTY Ltd., a New South Wales limited company (“PEP”), and Brookside Capital Partners Fund, L.P., a Delaware limited partnership (“Brookside”).

Bain Capital Partners VI, L.P., a Delaware limited partnership (“BCP VI”), is the sole general partner of BCF VI and BC VI Coinvest. Bain Capital Investors, LLC, a Delaware limited liability company (“BCI”), is the sole general partner of BCP VI. BCI is the managing partner of BCIP II, BCIP Trust II, BCIP II-B, BCIP Trust II-B and BCIP II-C and, by power of attorney, has the right to vote and dispose of securities owned by PEP. Brookside Capital Investors, L.P., a Delaware limited partnership (“BCI LP”) is the sole general partner of Brookside. Brookside Capital Management, LLC, a Delaware limited liability company (“BCM”) is the sole general partner of BCI LP. Mr. Domenic J. Ferrante is the sole managing member of BCM.

(2)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 7,683,700 shares or 11.513% of the Common Stock outstanding of Dominos Pizza, Incorporated (“the Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 7,683,700 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 767,500 shares or 1.150% of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 767,500 shares and sole power to vote or to direct the voting of 767,500 shares of Common Stock owned by the institutional account(s) as reported above.

Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 520,300 shares or 0.780% of the Common Stock outstanding of the Company. A partnership controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

(3)	The shares listed in the table include shares owned by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited.

Security Ownership of Management

The following table sets forth, without taking into account any effects of the offer, information with respect to our common stock owned beneficially by each director and executive officer and by all directors and executive officers as a group:

Name of beneficial owner	Amount and nature of beneficial ownership(1)	Percent of class
David A. Brandon(2)	724,059	*
Michael D. Soignet(3)	98,699	*
J. Patrick Doyle(4)	243,796	*
Ken C. Calwell(5)	67,271	*
James G. Stansik(6)	156,494	*
L. David Mounts	61,062	*
Andrew B. Balson(7)	—	—
Diana F. Cantor	15,500	*
Vernon O. Hamilton	23,500	*
Dennis F. Hightower(8)	41,446	*
Mark E. Nunnelly(7)	—	—
Robert M. Rosenberg(9)	80,684	*
All directors and executive officers as a group (18 persons)	1,830,809	2.9%

*	Less than 1%.

(1)	Includes shares underlying options exercisable within 60 days following January 1, 2007.

(2)	Includes 420,165 shares of non-voting common stock that can be acquired upon the exercise of outstanding options and 60,000 shares of common stock held by The David A. Brandon Foundation.

(3)	Includes 35,000 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(4)	Includes 165,763 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(5)	Includes 23,333 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(6)	Includes 96,665 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(7)	Mr. Balson and Mr. Nunnelly are Managing Directors and members of BCI. Messrs. Balson and Nunnelly may be deemed to share voting and disposition power with respect to all shares of common stock held by each of BCF VI, BC VI Coinvest, BCIP II, BCIP Trust II, BCIP II-B, BCIP Trust II-B, BCIP II-C and PEP referred to above in this Section 12. Each of Messrs. Balson and Nunnelly disclaims beneficial ownership of securities held by these investment funds except to the extent of his pecuniary interest therein, if any.

(8)	Includes 11,446 shares of non-voting common stock that can be acquired upon the exercise of outstanding options and 2,500 shares of non-voting common stock that is held by The Hightower Family Foundation.

(9)	Includes 37,036 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

The information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the Securities and Exchange Commission.

Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the offer. Accordingly, if we complete the offer the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the offer.

On February 6, 2007 we entered into a repurchase agreement with the Bain Capital Funds in order to ensure that the Bain Capital Funds do not become the owners of more than one-third of the our shares as a result of the offer. Pursuant to the repurchase agreement, we have agreed that if we purchase more than 11,594,529 shares in the offer, we will purchase from the Bain Capital Funds a number of shares such that upon the closing of the purchase, the Bain Capital Funds’ percentage ownership interest in our total outstanding shares of common stock will equal one-third of our total outstanding shares. This purchase will be at the same price per share as is paid in the offer, and will occur on the 11th business day following the expiration date of the offer. See Section 2.

Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our subsidiaries or persons controlling us nor, to our knowledge, any of our directors, executive officers or associates, nor any director or executive officer of any of our subsidiaries, has effected any transactions in our shares during the 60 days prior to the date of this offer to purchase, except as described in the next paragraph.

Arrangements With Others Concerning Our Securities.    Except for outstanding options to purchase shares granted to certain employees (including executive officers), the repurchase agreement between us and the Bain Capital Funds and a gift of 28,550 shares of our common stock by the David A. Brandon Foundation to the Regents of the University of Michigan, as reported on a Form 4 filed with the Securities and Exchange Commission on December 21, 2006, and except as otherwise described in this offer to purchase, neither we nor any of our subsidiaries or person controlling us nor, to our knowledge, any of our directors, executive officers or associates, nor any director or executive officer of any of our subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

13. Effects of The Offer on the Market for Our Shares; Registration Under the Securities Exchange Act of 1934.

Our purchase of shares in the offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. As of February 2, 2007, approximately 45,422,429 shares of our common stock were held by non-affiliated shareholders. Assuming the offer is fully subscribed, we will have approximately 32,700,165 shares held by non-affiliated shareholders following the purchase of shares tendered in the offer and through the Bain Share Repurchase. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the offer.

This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following the offer to ensure a continued trading market in the shares. Based on the published guidelines of the New York Stock Exchange, we do not believe that our purchase of shares pursuant to the offer will cause our remaining shares to be delisted from the New York Stock Exchange.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish specific information to our shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in the offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

14. Legal Matters; Regulatory Approvals.

Except as described in this offer to purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

Our obligation to accept for payment and pay for shares under the offer is subject to various conditions. See Section 7.

15. Certain United States Federal Income Tax Consequences.

The following discussion describes certain United States federal income tax consequences of participating in the offer. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to shareholders. The discussion applies only to United States persons, not to foreign shareholders (as determined in accordance with Section 3), except as specifically set forth below. The consequences to any particular shareholder may differ depending upon that shareholder’s own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address matters that may be relevant to shareholders in light of their particular circumstances. It also does not address matters that may be relevant to certain shareholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, shareholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction. The discussion does not consider the effect of any applicable estate tax, gift tax, state, local or foreign tax laws. In addition, this discussion is based upon the Code, applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, with possible retroactive effect. Each shareholder is urged to consult his or her tax advisor as to the particular tax consequences to such shareholder of participating or not participating in the offer, including the applications of state, local and foreign tax laws and possible tax law changes.

TO COMPLY WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (a) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (b) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE OFFER ADDRESSED BY THE WRITTEN ADVICE HEREIN; AND (c) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Characterization of the Sale.    The sale of shares by a shareholder to us pursuant to the offer will be a taxable transaction for United States federal income tax purposes. Under the stock redemption rules of Section 302 of the Code, such a sale will be treated as a “sale or exchange” of the shares if the sale of shares: (a) results in a “complete termination” of the shareholder’s interest in us, (b) is “substantially disproportionate” with respect to the shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. If none of these three tests (referred to as the Section 302 tests) is met, such a sale will be treated as a distribution by us to the selling shareholder. Each of the Section 302 tests is described in more detail below.

Treatment as a Sale or Exchange.    If any of the Section 302 tests is satisfied with respect to a shareholder, and the sale is therefore treated as a “sale or exchange” of the shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the offer and the shareholder’s adjusted tax basis in the shares sold pursuant to the offer. Gain or loss must be calculated separately with respect to each block of shares sold. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Capital gains of non-corporate taxpayers derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of capital losses.

Treatment as a Dividend.    If none of the Section 302 tests is satisfied with respect to a shareholder, the shareholder will be treated as having received a distribution in an amount equal to the amount of cash received by the shareholder pursuant to the offer (without reduction for the tax basis of the shares sold pursuant to the offer), taxable as a dividend to the extent of the portion of our available current year or accumulated “earnings and profits,” allocable to the tendered shares. For certain U.S. non-corporate taxpayers, dividend income is currently taxed for federal income tax purposes at the same reduced rate as net long-term capital gain. Any cash received in excess of the tendered shares’ allocable portion of our available current year or accumulated earnings and profits will be treated first as a non-taxable return of capital causing a reduction in the shareholder’s adjusted tax basis of such shares, but not below zero and any amounts in excess of the basic in such tendered shares shall be taxable, as a capital gain. We anticipate, but there can be no assurance, that our available current year or accumulated earnings and profits will be such that a portion of the amounts treated as a distribution will be taxed as a dividend. To the extent that our purchase of a shareholder’s shares pursuant to the offer is treated as the receipt by the shareholder of a dividend, the shareholder’s adjusted tax basis in the shares sold in the offer will be added to the tax basis of any shares retained by such shareholder, if any, or certain other related parties.

Constructive Ownership of Stock for purposes of Application of the Section 302 Tests.    In determining whether any of the Section 302 tests is satisfied, a shareholder must take into account both shares actually owned by such shareholder and any shares considered as owned by such shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a shareholder generally will be considered to own shares which the shareholder has the right to acquire by the exercise of an option or warrant or by conversion or exchange of a security. A shareholder generally will also be considered to own any shares that are owned (and, in some cases, constructively owned) by some members of the shareholder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which the shareholder, a member of the shareholder’s family or a related entity has an interest.

Section 302 Tests.    One of the following tests must be satisfied with respect to a shareholder in order for our purchase of shares from such shareholder pursuant to the offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•

Complete Termination.    A sale of shares pursuant to the offer will result in a “complete termination” of a shareholder’s interest in us if, pursuant to the offer, either (i) we purchase all of the shares actually and constructively owned by the shareholder, or (ii) we purchase all of the shares actually owned by the shareholder and, with respect to constructively owned shares, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Shareholders in this position should consult their tax advisors as to the availability of, and procedures and conditions for electing, this waiver.

•

Substantially Disproportionate.    The sale of shares pursuant to the offer will be “substantially disproportionate” with respect to a shareholder if, among other things, after the sale pursuant to the offer (treating as not outstanding all shares purchased pursuant to the offer), the shareholder’s actual and constructive percentage ownership of voting shares (and common shares) is less than 80% of the shareholder’s actual and constructive percentage ownership of voting shares (and common shares) before the purchase of shares pursuant to the offer (treating as outstanding all shares purchased pursuant to the offer) and the shareholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the sale.

•

Not Essentially Equivalent to a Dividend.    In order for the sale of shares by a shareholder pursuant to the offer to qualify as “not essentially equivalent to a dividend” the shareholder must experience a “meaningful reduction” in his proportionate interest in us as a result of the sale, taking into account the constructive ownership rules. Whether the sale by a shareholder pursuant to the offer will result in a “meaningful reduction” of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. The Internal Revenue Service has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Shareholders should consult their own tax advisors regarding the application of this test to their particular circumstances.

We cannot predict whether or to what extent the offer will be oversubscribed. As discussed above, if the offer is oversubscribed, proration of the tenders pursuant to the offer will cause us to accept fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of a particular shareholder’s shares will be exchanged pursuant to the offer in order for the shareholder to meet any of the three Section 302 tests. Additionally, shareholders who tender all of the shares actually owned by them in the offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with the offer, should consider the effect of these rules and these acquisitions in determining whether they will meet the Section 302 tests. Each shareholder is urged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Special Rules for Corporate Shareholders.    A corporate shareholder that does not satisfy any of the Section 302 tests and that is treated as receiving a dividend as a result of selling shares to us pursuant to the offer may be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations. In addition, since not all shareholders will be selling the same proportionate interest in their shares, any amount received by a corporate shareholder that is treated as a dividend will constitute an “extraordinary dividend” under Section 1059 of the Code, which will result in the reduction of tax basis in the shareholder’s shares or in gain recognition. Corporate shareholders should consult their own tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

Foreign shareholders.    The United States federal income tax rules governing foreign shareholders (as defined in Section 3) are complex and the following is only a limited summary of some general rules applicable to certain foreign shareholders. All foreign shareholders should consult their own tax advisors regarding the United States federal, state, local and foreign tax consequences, including tax reporting requirements, of the sale of shares to us pursuant to the offer.

As described above in Section 3, because the depositary cannot determine whether payments to any particular shareholder will qualify for sale or exchange treatment the depositary will withhold 30% of any gross payments made to a foreign shareholder pursuant to the offer (as if such payments were a dividend) unless a reduced rate of withholding or an exemption from withholding is applicable.

If a foreign shareholder’s sale of shares to us pursuant to the offer is characterized as a sale or exchange, rather than as a dividend, the shareholder generally will not be subject to United States federal income tax on such sale unless:

(i) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

(ii) the gain is effectively connected with a United States trade or business or, if certain tax treaties apply, the gain is attributable to a permanent establishment maintained by the shareholder in the United States.

If exception (i) above applies, the foreign shareholder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such foreign shareholder's capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition of the shares. If exception (ii) applies, the foreign shareholder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a United States person, unless otherwise provided in an applicable income tax treaty, and a foreign shareholder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

If a foreign shareholder is not subject to United States federal income tax, (because, for example, such shareholder qualifies for sale or exchange treatment and is not taxable under the foregoing exceptions) the shareholder may be entitled to a refund of the tax withheld by the depositary. Foreign shareholders should consult their own tax advisors regarding the possibility of obtaining a refund.

If a foreign shareholder does not satisfy any of the Section 302 tests explained above, the full amount received by the foreign shareholder will be treated as a distribution to the foreign shareholder with respect to the foreign shareholder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as a capital gain will be determined in the manner described above (see “Certain U.S. Federal Income Tax Consequences—Treatment as a Dividend.”). To the extent that amounts received by a foreign shareholder are treated as dividends, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Foreign shareholders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A foreign shareholder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a foreign shareholder’s conduct of a trade or business in the United States and, if provided in an applicable income tax treaty, are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the foreign shareholder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

Withholding.    For a discussion of certain withholding tax consequences to tendering shareholders, see Section 3.

Information Reporting.    Information statements will be provided to shareholders whose shares are purchased by us and to the IRS, reporting the payment of the total purchase price (except with respect to shareholders that are exempt from the information reporting rules, such as corporations).

The federal income tax discussion set forth above is included for general information only. Each shareholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her (including the applicability and effect of the constructive ownership rules and estate and gift taxes, foreign, state and local tax laws and possible tax law changes) of the sale of shares pursuant to the offer.

16. Extension of The Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the offer.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer.

We expect to amend the offer to incorporate by reference the information in our annual report on Form 10-K for the year ended December 31, 2006, which we expect to file prior to the expiration of this offer. Amendments to the offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made under the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire or another comparable news service.

If we materially change the terms of the offer or the information concerning the offer, we will extend the offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we undertake any of the following actions:

•	increase or decrease the range of prices to be paid for the shares;

•	increase the number of shares being sought in the offer, and such increase in the number of shares being sought exceeds 2% of our outstanding shares;

•	decrease the number of shares being sought in the offer; or

•	materially change the fees to be paid to our dealer managers,

and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 16, then the offer will be extended until the expiration of a period of ten business days.

17. Fees and Expenses.

We have retained J.P. Morgan Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co. to act as our financial advisors in connection with the offer and to act as dealer managers. In their roles as dealer managers, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co. may contact brokers, dealers and similar entities and may provide information regarding the offer to those that they contact or persons that contact them. In addition, the dealer managers have given us advice with respect to the offer and will receive compensation in connection with the offer. Our arrangement with the dealer managers provides for reasonable and customary compensation. We have also agreed to reimburse the dealer managers for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify the dealer managers against various liabilities in connection with the offer, including liabilities under the federal securities laws. Each of the dealer managers has in the past and may continue in the future to provide various investment banking and other services to us, for which it has received and would receive customary compensation from us. The dealer managers will serve as the advisors and are expected to serve as joint lead arrangers and joint book runners under our new bridge loan facility and Lehman Brothers Inc. is expected to serve as the sole administrative agent under our new bridge loan facility. The dealer managers are also expected to serve as joint book runners under our securitized debt facility and Lehman Brothers Inc. is expected to serve as the sole structuring advisor and administrative agent under our securitized debt facility.

We have retained MacKenzie Partners, Inc. to act as information agent and American Stock Transfer and Trust Company to act as depositary in connection with the offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee shareholders forward materials relating to the offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the offer and related materials to the beneficial owners for when they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our dealer managers, information agent or depositary for purposes of the offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 7 of the letter of transmittal.

18. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In accordance with Rule 13e-4 under the Exchange Act, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the offer. We have not authorized any person to provide any information or make any representation in connection with the offer, other than those contained in this offer to purchase or in the letter of transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by Domino’s, any of the dealer managers or the information agent.

Domino’s Pizza, Inc.

February 7, 2007

The Depositary for the Offer is:

American Stock Transfer and Trust Company

By Hand Delivery:	By Overnight Deliver Or Express Mail:	By First Class Mail:
American Stock Transfer and Trust Company Attn: Reorganization Department 59 Maiden Lane Plaza Level New York, New York 10038	American Stock Transfer and Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer and Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Domino’s record shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.

Any questions or requests for assistance may be directed to the information agent or the dealer managers at their telephone numbers or addresses set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

The Information Agent for the Offer is:

105 Madison Ave

New York, New York 10016

(212) 929-5500 (call collect)

or

Call Toll-Free 800-322-2885

Email: dominos@mackenziepartners.com

The Dealer Managers for Our Offer are:

J.P. Morgan Securities Inc.

277 Park Avenue

New York, NY 10172

(212) 622-2470 (Call Collect)

(877) 371-5947 (Call Toll Free)

Lehman Brothers Inc.

745 Seventh Avenue, 2nd Floor

New York, New York 10019

Telephone: (212) 526-7850

Toll-Free: (888) 610-5877

Attention: Corporate Services Desk

Merrill Lynch & Co.

Special Equity Transactions

4 World Financial Center

New York, New York 10080

(609) 818-8000 (collect)

(877) 653-2948 (toll free)